Exhibit 2.2

__________________________________________________________

AGREEMENT AND PLAN OF MERGER

by and among

TECOSTAR HOLDINGS, INC.

TECOMET INC.,

TECOSYM INC.

and

SYMMETRY MEDICAL INC.

Dated as of August 4, 2014

__________________________________________________________

Schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished supplementally to the Securities and Exchange Commission upon request.

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ii

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Annex A	Separation Agreement
Annex B	Quality Agreement
Annex C	Shared IP Cross License Agreement
Annex D	Supply Agreement
Annex E	Transition Services Agreement
Annex F	Certificate of Merger

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, is entered into as of August 4, 2014 (this “Agreement”), by and among TecoStar Holdings, Inc., a Delaware corporation (“Holdings”), Tecomet Inc., a Massachusetts corporation (“Parent”), TecoSym Inc., a Delaware corporation and wholly-owned Subsidiary of Parent (“Merger Sub”), and Symmetry Medical Inc., a Delaware corporation (the “Company”).

WHEREAS, concurrently with the execution of this Agreement, the Company and Racecar Spinco Inc., a Delaware corporation and a wholly-owned Subsidiary of the Company (“Spinco”) entered into the Separation Agreement in the form attached hereto as Annex A (the “Separation Agreement”), pursuant to which, among other things, prior to the Effective Time the Company will effect a separation of the OEM Solutions Business (which will remain with the Company and the Retained Subsidiaries) and the Symmetry Surgical Business (which will be conveyed to and vest in Spinco and its Subsidiaries) (the “Separation”);

WHEREAS, at the Effective Time, the parties will effect the merger of Merger Sub with and into the Company, with the Company continuing as the Surviving Corporation, upon the terms and subject to the conditions set forth herein;

WHEREAS, the Company Board (a) has determined that the Merger and this Agreement are advisable, fair to, and in the best interests of the Company and its stockholders and has approved this Agreement and the transactions contemplated hereby, including the Merger, and (b) has recommended the approval by the stockholders of the Company of the Merger and the other transactions contemplated hereby;

WHEREAS, the board of directors of Merger Sub has determined that the Merger and this Agreement are advisable and has approved this Agreement and the transactions contemplated hereby, including the Merger; and

WHEREAS, the board of directors of Parent has approved this Agreement and the transactions contemplated hereby, including the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I.
DEFINITIONS

As used in this Agreement, the following terms have the meanings set forth below:

“Acquisition Proposal” means any proposal or offer from any Person or group of Persons (other than Parent or Merger Sub) providing for (a) any direct or indirect acquisition, in a single transaction or series of related transactions, of (i) twenty percent (20%) or more (based on the fair market value, as determined in good faith by the Company Board (or any committee thereof)) of the assets (including the capital stock of the Company’s Subsidiaries) of the Company and the Retained Subsidiaries taken as a whole, or (ii) shares or other equity securities of the Company which together with any other shares or other equity securities of the Company beneficially owned by such Person or group, would equal twenty percent (20%) or more of the aggregate voting power of the Company, (b) any tender offer or exchange offer that, if consummated, would result in any Person or group owning, directly or indirectly, twenty percent (20%) or more of the aggregate voting power of the Company, (c) any merger, consolidation, business combination, binding share exchange or similar transaction involving the Company pursuant to which any Person or group (or the shareholder of any Person) would own, directly or indirectly, twenty percent (20%) or more of the aggregate voting power of the Company or of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity, or (d) any recapitalization transaction involving the Company, other than, in each case, (i) the transactions contemplated by this Agreement or (ii) any such offer or proposal related solely to Spinco and its Subsidiaries (and not including the Retained Subsidiaries).

“Affiliate” of a Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Debt Commitment Letter” has the meaning set forth in Section 6.22(a).

“Alternative Financing” has the meaning set forth in Section 6.22(a).

“Antitrust Laws” means the HSR Act, the Sherman Antitrust Act of 1890, as amended, together with the rules and regulations promulgated thereunder, the Clayton Act of 1914, as amended, together with the rules and regulations promulgated thereunder, the Federal Trade Commission Act of 1914, as amended, together with the rules and regulations promulgated thereunder, and any other federal, state or foreign law, rule, regulation, order or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or the significant impediment of effective competition.

“Audited Balance Sheet” means the consolidated balance sheet of the Company dated as of December 28, 2013 included in the Company’s Annual Report on Form 10-K for the year ended December 28, 2013 and filed with the SEC prior to the date hereof.

“Authorization Documents” has the meaning set forth in Section 6.22(b).

“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized by law to close in New York, New York.

“Cash Bonus Program” has the meaning set forth in Section 6.5(c).

“Cash Merger Consideration” means $7.50 per share in cash.

“Cash-Out Option” has the meaning set forth in Section 3.2(a).

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“Certificate of Merger” has the meaning set forth in Section 2.3.

“Change of Board Recommendation” has the meaning set forth in Section 6.4(a).

“Closing” has the meaning set forth in Section 2.2.

“Closing Cash” means all unrestricted cash and cash equivalents of the Company and the Retained Subsidiaries as of the Closing (excluding cash and cash equivalents required pursuant to the Minimum Foreign Closing Cash Condition).

“Closing Date” has the meaning set forth in Section 2.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment Letters” has the meaning set forth in Section 5.11.

“Commitment Parties” has the meaning set forth in Section 5.11.

“Company” has the meaning set forth in the Preamble.

“Company Board” means the board of directors of the Company.

“Company Board Recommendation” has the meaning set forth in Section 4.4(c).

“Company Disclosure Letter” means the confidential disclosure letter of the Company delivered to Parent and Merger Sub as of the date of this Agreement.

“Company Equity Awards” means Company Options, Company Restricted Shares and Company Restricted Stock Units.

“Company Equity Plans” means, collectively, (a) the Company’s 2003 Stock Option Plan and (b) the Company’s 2004 Equity Incentive Amended Plan, in each case as amended.

“Company Intellectual Property” means Licensed Company Intellectual Property and Owned Company Intellectual Property.

“Company Intellectual Property Registrations” means all patents, patent applications, trademark registrations, applications for trademark registrations and all internet domain names owned or purported to be owned by the Company or any of the Retained Subsidiaries and used or held for use in the OEM Solutions Business, including any of such items identified in Section 4.9(a) of the Company Disclosure Letter.

“Company Option” means each option to acquire Shares granted under a Company Plan.

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“Company Plan” means each “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) and each other cash incentive, bonus, commission, deferred compensation, vacation, holiday, cafeteria, medical, defined-benefit or defined-contribution or supplemental retirement, health, welfare, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock, restricted stock unit, other equity- or stock-based compensation, employment, consulting, retention, transaction, change-of-control, tax gross-up, separation, severance, material fringe or other plan, policy, arrangement, agreement or program (whether written or oral, whether individual or broad-based) governing the terms of employment, service, separation, compensation or benefits to any current or former director, officer, employee or individual consultant (or to any dependent or beneficiary thereof) of the Company or any of the Retained Subsidiaries and that is maintained, sponsored or contributed to by the Company or any of the Retained Subsidiaries, or as to which the Company or any of the Retained Subsidiaries has any obligation or liability, contingent or otherwise.

“Company Regulatory Agency” has the meaning set forth in Section 4.10(b).

“Company Related Parties” has the meaning set forth in Section 8.5(f).

“Company Restricted Share” means each Share that is subject to vesting and granted under a Company Equity Plan.

“Company Restricted Stock Unit” means each restricted stock unit granted under a Company Equity Plan and each Company Unsettled Restricted Share Award.

“Company Securities” means (a) shares of capital stock or other voting securities of the Company, (b) securities of the Company convertible into or exchangeable for shares of capital stock or voting securities of the Company, or (c) options or other rights to acquire from the Company, or any obligation of the Company to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company.

“Company Unsettled Restricted Share Award” means each award issued under a Company Equity Plan, other than a restricted stock unit issued under a Company Equity Plan or an option, pursuant to which Company Restricted Shares have been committed to be granted but have not been issued under a Company Equity Plan.

“Compliant” means, with respect to the Required Bank Information, that throughout, and on each day during, the Marketing Period, at all times and without requiring any updates, supplements or additional information, (a) such Required Bank Information, when taken as a whole, does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make such Required Bank Information not misleading, and (b) the auditors of the Company have not withdrawn any audit opinion with respect to any financial statements contained in the Required Bank Information.

“Confidentiality Agreement” means that certain non-disclosure agreement between the Company and an Affiliate of Parent, dated as of May 1, 2014.

“Contractual Obligation” means, with respect to any Person, any contract, agreement, deed, mortgage, lease, sublease, license, sublicense or other commitment, promise, undertaking, obligation, arrangement, instrument or understanding, whether written or oral, to which or by which such Person is a party or otherwise subject to or bound or to which or by which any property, business, operation or right of such Person is subject or bound.

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“control” (including the terms “controlled,” “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of securities or partnership or other ownership interests, as trustee or executor, by contract or credit arrangement or otherwise.

“Debt Commitment Letter” has the meaning set forth in Section 5.11.

“Debt Financing” has the meaning set forth in Section 5.11.

“DGCL” means the Delaware General Corporation Law.

“Dissenting Shares” has the meaning set forth in Section 3.3(a).

“Equity Commitment Letter” has the meaning set forth in Section 5.11.

“Equity Financing” has the meaning set forth in Section 5.11.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person (whether or not incorporated) that, together with the Company or any Retained Subsidiary, is or at any relevant time was a member of a “controlled group of corporations” with, under “common control” with, or a member of an “affiliated service group” with, the Company or any Retained Subsidiary, as such terms are defined in Section 414(b), (c), (m) or (o) of the Code.

“Effective Time” has the meaning set forth in Section 2.3.

“Encumbrance” means any charge, claim, community or other marital property interest, equitable or ownership interest, lien, license, option, pledge, security interest, mortgage, deed of trust, right of way, easement, encroachment, servitude, right of first offer or first refusal, buy/sell agreement and any other restriction or covenant with respect to, or condition governing the use, construction, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership (other than, in the case of a security, any restriction on the transfer of such security arising solely under federal and state securities laws).

“Environmental Laws” means any, federal, state, local or foreign law (including common law), statutes, codes, ordinances, rules, regulations, judgments, orders, injunctions, decrees, or other legal requirement of any Governmental Entity, which regulates or relates to pollution or the protection of the environment, the emission, discharge or release of Materials of Environmental Concern, the preservation or protection of natural resources, or, to the extent related to exposure to Materials of Environmental Concern in the workplace, the protection of human health and safety.

“Environmental Permits” means all permits, licenses, registrations, and other authorizations of Governmental Entities required under applicable Environmental Laws.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

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“Fairness Opinion” means the opinion of the Financial Advisor to the Company Board relating to the Merger.

“FDA” has the meaning set forth in Section 4.10(b).

“Filed Contracts” means each Contractual Obligation filed by the Company with the SEC, or incorporated by reference, (a) as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K in the Company’s Annual Report on Form 10-K for its fiscal year ended December 29, 2012 and in any Quarterly Report on Form 10-Q filed subsequent thereto through the date hereof or (b) as a “definitive material contract” as defined for purposes of, and filed pursuant to, Item 1.01 of Form 8-K of the SEC under the Exchange Act in any Current Report on Form 8-K filed from and after December 29, 2012 and prior to the date hereof.

“Financial Advisor” means Stifel Nicolaus & Company, Incorporated.

“Financial Statements” has the meaning set forth in Section 4.6(b).

“Financing” has the meaning set forth in Section 5.11.

“Financing Sources” means the Persons (including the Commitment Parties) that have committed to provide or have otherwise entered into agreements in connection with the Debt Commitment Letter or alternative debt financings in connection with the transactions contemplated hereby, and any joinder agreements, indentures, credit agreements or other debt agreements or instruments entered into pursuant thereto or relating thereto, and any of their respective Affiliates, representatives, and any of such Person’s or any of its Affiliates’ respective current, former or future officers, directors, employees, agents, representatives, stockholders, limited partners, managers, members or partners and any permitted assignees of any of the foregoing, in each case, from time to time.

“GAAP” means United States generally accepted accounting principles;

“Governmental Entity” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency, commission or official, including any political subdivision thereof, or any non-governmental self-regulatory agency, commission or authority.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” of any Person means (a) indebtedness for borrowed money (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection therewith), (b) any obligations evidenced by bonds, debentures, notes or other similar instruments or debt securities, (c) any obligations under or in connection with letters of credit or bankers’ acceptances or similar items (in each case whether or not drawn, contingent or otherwise), (d) any obligations related to the deferred purchase price of property or services (including deferred purchase price, “earn-out,” or similar liabilities related to prior acquisitions), other than trade payables incurred in the ordinary course of business or deferred revenue, (e) any obligations under capitalized leases, (f) any obligations under conditional sale or other title retention agreements, (g) any obligations arising out of interest rate and currency swap arrangements and any other arrangements designed to provide protection against fluctuations in interest or currency rates, and (h) indebtedness of others guaranteed by such person or secured by any Lien on the assets of such Person.

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“Indemnified Party” has the meaning set forth in Section 6.6(a).

“Intellectual Property” means (a) trademarks, service marks, brand names, certification marks, trade dress, the goodwill associated with the foregoing and registrations of, and applications to register, the foregoing, including any extension, modification or renewal of any such registration or application, (b) patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, (c) trade secrets and rights to limit the use or disclosure thereof by any Person, (d) registrations or applications for registration of copyrights, and any renewals or extensions thereof, (e) domain names, (f) registered and unregistered designs, and (g) any similar intellectual property or proprietary rights in the United States or elsewhere in the world, whether pursuant to statutory provisions or at common law.

“IRS” has the meaning set forth in Section 4.13(b).

“knowledge of the Company” means the actual knowledge of the individuals listed on Section 1.1(a) of the Company Disclosure Letter and, in each case, any facts that each would reasonably be expected to have discovered or become aware in the ordinary course of performing their respective duties as officers, directors or employees of the Company.

“Leased Real Property” means leasehold estates reflected in the latest audited consolidated balance sheet of the Company included in the SEC Reports or acquired after the date thereof that are material to the Company and the Retained Subsidiaries, taken as a whole (except for leases that have expired by their terms since the date thereof or been assigned, terminated or otherwise disposed of in the ordinary course of business).

“Legal Requirement” means any federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation, judgment, order, injunction, decree, legal requirement, arbitration award, agency requirement, license or permit of any Governmental Entity.

“Letter of Transmittal” has the meaning set forth in Section 3.4(c).

“Licensed Company Intellectual Property” means any Intellectual Property licensed to the Company or any of the Retained Subsidiaries by any Person (or subject to a nonexclusive covenant not to sue granted in favor of the Company by any Person) that is or has been used or held for use by the Company or any of the Retained Subsidiaries in the OEM Solutions Business.

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“Marketing Period” means the first period of fifteen (15) consecutive Business Days commencing on the third (3rd) Business Day after which Parent shall have received the Required Bank Information, and throughout and on each day during such fifteen (15) consecutive Business Day period, (a) such Required Bank Information is and remains Compliant at all times, (b) the conditions set forth in Section 7.1 (other than Section 7.1(a) and Section 7.1(c)) and 7.3 have been satisfied or waived (other than (i) conditions that by their nature are to be satisfied by actions taken at the Closing or (ii) under Section 7.1, the failure of which to be satisfied is due in any material part to a material breach by Parent or Merger Sub of any of their respective covenants or agreements contained in Section 7.3) and nothing shall have occurred and no condition exists that would cause any of such conditions (other than conditions that have been waived in writing by Parent) to fail to be satisfied assuming the Closing were to be scheduled for any time during such fifteen (15) consecutive Business Day period, (c) nothing has occurred and no condition exists that would cause the condition set forth in Section 7.1(a) not to be satisfied throughout the last five (5) consecutive Business Days of the Marketing Period, and (d) nothing has occurred and no condition exists that would cause the condition set forth in Section 7.1(c) not to be satisfied throughout the last five (5) consecutive Business Days of the Marketing Period; provided, that the “Marketing Period” shall not commence and shall be deemed not to have commenced if, on or prior to the completion of any such fifteen (15) consecutive Business Day period, the Company shall have publicly announced any intention to restate any financial statements included in the Required Bank Information, in which case the Required Bank Information shall only be deemed as received for purposes of the “Marketing Period” on the date (if any) that (A) such restatement has been completed and the applicable financial statements have been amended and delivered to Parent or (B) the Company has publicly announced that it has concluded that no restatement shall be required; provided, further, that the Marketing Period shall commence no earlier than September 2, 2014 and such Marketing Period shall have either ended on or prior to December 22, 2014 or, if such Marketing Period has not ended on or prior to December 22, 2014, then such Marketing Period shall commence no earlier than January 4, 2015; and provided, further, that, for the avoidance of doubt, November 24, 2014 through November 28, 2014 will not be treated as Business Days hereunder. If at any time the Company shall in good faith reasonably believe that it has provided the Required Bank Information, it may deliver to Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Required Bank Information shall be deemed to have been delivered on the date of such notice and the Marketing Period will be deemed to have begun on the date of such notice, unless Parent in good faith reasonably believes the Company has not completed the delivery of the Required Bank Information and, within four (4) Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with specificity which Required Bank Information the Company has not delivered); provided, that it is understood that the delivery of such written notice from Parent to the Company will not prejudice the Company’s right to assert that the Required Bank Information has in fact been delivered.

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“Material Adverse Effect” means any change, effect, event or occurrence that has had, or could reasonably be expected to have, individually or in the aggregate, (a) a material adverse effect on the business, financial condition, assets, operations or results of operations of the Company and the Retained Subsidiaries, taken as a whole, or (b) a material adverse effect on the ability of the Company to timely perform its obligations under this Agreement or to timely consummate the transactions contemplated hereby; provided, however, that none of the following, and no change, effect, event or occurrence arising out of, or result from, any of the following shall constitute or be taken into account, individually or in the aggregate, in determining whether a Material Adverse Effect has occurred or may occur: (i) changes generally affecting the economy, credit or financial or capital markets in the United States or elsewhere in the world, including changes in interest or exchange rates; (ii) changes generally affecting the industries in which the Company or any of its Subsidiaries operates; (iii) changes caused by the negotiation, execution, announcement, pendency or performance of this Agreement, the Separation Agreement or the transactions contemplated hereby or thereby; (iv) acts of war (whether or not declared), sabotage or terrorism (or the escalation or worsening of any of the foregoing) or natural disasters; (v) changes or prospective changes in any Legal Requirements applicable to the Company or any other applicable accounting rules, regulations, principles or standards, or any changes or prospective changes in the interpretation of any of the foregoing; (vi) any action taken by the Company or any of its Subsidiaries (A) that is specifically required by this Agreement or (B) at the request or with the prior written consent of Parent or Merger Sub (and, in the case of (B), with the prior written consent of the Commitment Parties), or the failure to take any action by the Company or any of its Subsidiaries if that action is prohibited by this Agreement; (vii) any legal proceedings commenced by or involving any current or former stockholders of the Company arising from allegations of a breach of fiduciary duty or violation of any applicable Legal Requirement relating to this Agreement or the transactions contemplated hereby; (viii) adverse consequences of Parent not granting the Company consent to take an action prohibited under Section 6.2 hereof if the Company requested such consent; (ix) changes in the market price or trading volume of the Shares or any changes or prospective changes in the Company’s credit ratings; or (x) any failure by the Company to meet any internal or analyst projections or forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenues, earnings, cash flow, cash position or other financial metrics for any period (it being understood that the exceptions in clauses (ix) and (x) shall not prevent or otherwise affect a determination that the underlying cause of any such change or failure referred to therein (to the extent not otherwise falling within any of the exceptions provided by clauses (i) through (viii) hereof) is, may be, contributed to or may contribute to a Material Adverse Effect); provided further, however, that any change, effect, event or occurrence referred to in clauses (i), (ii), (iv) or (v) may be taken into account in determining whether or not there has been or may be a Material Adverse Effect to the extent that such change, effect, event or occurrence has a materially disproportionate adverse effect on the Company and the Retained Subsidiaries, taken as a whole, as compared to other participants in the industries in which the Company and the Retained Subsidiaries operate. The determination of “Material Adverse Effect” shall in all events not take into account any changes, effects, events and occurrences to extent they relate to Spinco and its direct and indirect Subsidiaries, or the Separation Agreement.

“Material Contracts” has the meaning set forth in Section 4.7(a).

“Materials of Environmental Concern” means any hazardous, acutely hazardous, radioactive or toxic substance, material or waste, or any pollutant or contaminant, which is classified, defined, characterized or regulated as such under Environmental Laws.

“Maximum Indebtedness Amount” means $170,200,000.

“Merger” means the merger of Merger Sub with and into the Company.

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“Merger Consideration” means the Cash Merger Consideration together with the Spinco Consideration.

“Merger Sub” has the meaning set forth in the Preamble.

“Minimum Foreign Closing Cash Condition” means that each of Symmetry Medical Malaysia, SDN, Symmetry Medical Ireland, Ltd and Symmetry Medical Polyvac SAS shall have at least $333,333 in cash and cash equivalents as of the Closing. With respect to cash and cash equivalents denominated in currencies other than United States dollars, the foreign exchange rate for each such currency as of the second (2nd) Business Day prior to Closing as published by Reuters shall be used to convert such amounts into United States dollars for purposes of determining whether the Minimum Foreign Closing Cash Condition has been satisfied.

“Non-Cash-Out Option” has the meaning set forth in Section 3.2(a).

“Non-U.S. Plan” means any Company Plan that is established, sponsored, maintained or contributed to outside of the United States of America by the Company or any of the Retained Subsidiaries primarily for the benefit of employees of the Company or any of the Retained Subsidiaries providing services outside the United States of America or as to which the Company or any of the Retained Subsidiaries has any outstanding obligation or liability, contingent or otherwise, in respect of employees of the Company or any of the Retained Subsidiaries providing services outside the United States of America, other than any benefit plans or programs that are mandatory under applicable Legal Requirements.

“OEM Solutions Business” has the meaning set forth in the Separation Agreement.

“Outside Date” means January 26, 2015.

“Owned Company Intellectual Property” means any Intellectual Property that is owned or purported to be owned by the Company or any of the Retained Subsidiaries in the OEM Solutions Business.

“Parent” has the meaning set forth in the Preamble.

“Parent Expenses” has the meaning set forth in Section 8.5(d).

“Parent Material Adverse Effect” means any change, effect, event or occurrence, individually or in the aggregate, that has or would reasonably be expected to have a material adverse effect on the ability of Parent or Merger Sub to timely perform their obligations under this Agreement or to timely consummate the transactions contemplated hereby.

“Parent Related Parties” has the meaning set forth in Section 8.5(f).

“Parent Termination Fee” has the meaning set forth in Section 8.5(e).

“Paying Agent” has the meaning set forth in Section 3.4(a).

“Permits” has the meaning set forth in Section 4.10(b).

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“Permitted Encumbrance” means (a) statutory liens for current Taxes or other governmental charges not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings and for which appropriate reserves have been established therefor in accordance with GAAP on the Audited Balance Sheet or the most recent financial statements contained in the SEC Reports , (b) liens arising under worker’s compensation, unemployment insurance, social security, ERISA and similar legislation, (c) other statutory liens securing payments not yet due, (d) purchase money liens and liens securing rental payments under capital lease arrangements, (e) such imperfections or irregularities of title, claims, liens, charges, security interests, easements, covenants and other restrictions or encumbrances as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, (f) mortgages, or deeds of trust, security interests or other encumbrances on title related to indebtedness reflected on the most recent financial statements contained in the SEC Reports, and (g) other liens being contested in good faith in the ordinary course of business or that would not materially interfere with the present or proposed use of the properties or assets of the business of the Company and the Retained Subsidiaries, taken as a whole.

“Permitted Surviving Indebtedness” means the Indebtedness set forth on Section 1.1(b) of the Company Disclosure Letter.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, unincorporated organization, other entity or group (as defined in Section 13(d)(3) of the Exchange Act);

“Preferred Stock” has the meaning set forth in Section 4.3(a).

“Proceeding” has the meaning set forth in Section 4.12.

“Proxy Statement” has the meaning set forth in Section 6.8(a).

“Quality Agreement” means the Quality Agreement, by and between the Company and Spinco, in the form attached hereto as Annex B.

“Record Date” has the meaning set forth in Section 6.8(f).

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration into the indoor or outdoor environment, or into or out of any property, including movement through air, soil, surface water, groundwater or property.

“Representatives” has the meaning set forth in Section 6.22(b).

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“Required Bank Information” means (a) the historical financial statements of the Company and its Subsidiaries identified in clauses (a), (b) and (c) of paragraph 7 of Exhibit D of the Debt Commitment Letter (or any analogous provision in any amendment, modification, supplement, restatement or replacement thereof permitted or required pursuant to Section 6.22(a)), to the extent such historical financial statements are required to be delivered to cause the “Marketing Period” under and as defined in paragraph 11 of Exhibit D of the Debt Commitment Letter (or any analogous provision in any amendment, modification, supplement, restatement or replacement thereof permitted or required pursuant to Section 6.22(a)) to commence (or recommence), and (b) all information with respect to the Company and its Subsidiaries constituting “Required Bank Information” (as defined in paragraph 12 of Exhibit D of the Debt Commitment Letter (or any analogous provision in any amendment, modification, supplement, restatement or replacement thereof permitted ore required pursuant to Section 6.22(a)) pursuant to clause (ii) of such definition.

“Requisite Stockholder Approval” has the meaning set forth in Section 4.4(a).

“Retained Subsidiaries” means the direct and indirect Subsidiaries of the Company other than Spinco and any direct or indirect Subsidiaries of Spinco, as set forth on the Spinoff Plan.

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” means all documents filed with or furnished to the SEC by the Company under the Securities Act or the Exchange Act since December 29, 2012.

“Securities Act” means the Securities Act of 1933, as amended.

“Separation” has the meaning set forth in the Recitals.

“Separation Agreement” has the meaning set forth in the Recitals.

“Shared IP Cross License Agreement” means the Shared IP Cross License Agreement, by and between the Company and Spinco, in the form attached hereto as Annex C.

“Shares” means shares of common stock of the Company, $0.0001 par value per share.

“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (d) documentation, including user manuals and other training documentation related to any of the foregoing.

“Spinco” has the meaning set forth in the Recitals.

“Spinco Bonus Employees” has the meaning set forth in Section 6.5(c).

“Spinco Common Stock” means the common stock of SpinCo, par value $0.01.

“Spinco Consideration” means, for each Share, one quarter (0.25) of a share of Spinco Common Stock.

“Spinco Consideration Equivalent Amount” has the meaning set forth in the Separation Agreement.

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“Spinco Registration Statement” means the registration statement on Form S-4 filed by SpinCo with the SEC relating to the Merger, as amended from time to time.

“Spinoff Plan” has the meaning set forth in the Separation Agreement.

“Stockholders’ Meeting” has the meaning set forth in Section 6.8(f).

“Subsidiary” of the Company, the Surviving Corporation, Parent or any other Person means any corporation, partnership, joint venture or other legal entity of which the Company, the Surviving Corporation, Parent or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power (or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests) of such corporation or other legal entity.

“Superior Proposal” means any bona fide Acquisition Proposal (except the references in the definition thereof to “twenty percent (20%)” will be replaced by “fifty percent (50%)”) made in writing after the date hereof that is on terms that the Company Board (or any committee thereof) determines in its good faith reasonable judgment (after consultation with outside legal counsel and its financial advisors) are superior to the holders of Company Shares, from a financial point of view, to this Agreement, taking into account at the time of determination all financial, legal, regulatory and other aspects of such Acquisition Proposal (including the ability of the Person making such proposal to consummate the transactions contemplated by such proposal) and of this Agreement (including any changes to the terms of this Agreement committed to by Parent to the Company in writing in response to such proposal or otherwise).

“Supply Agreement” means the Supply Agreement, by and between the Company and Spinco, in the form attached hereto as Annex D.

“Surviving Corporation” has the meaning set forth in Section 2.1.

“Symmetry Surgical Business” has the meaning set forth in the Separation Agreement.

“Target Indebtedness Amount” has the meaning set forth in the Separation Agreement.

“Tax” or “Taxes” means any federal, state, local or non-U.S. income, alternative, add-on minimum, gross income, estimated, gross receipts, sales, use, ad valorem, value added, transfer, franchise, capital stock, profits, license, registration, withholding, payroll, social security (or similar including FICA), employment, unemployment, disability, excise, severance, stamp, occupation, premium, property (real, tangible or intangible), environmental or windfall profit tax, custom duty, or other like assessment or charge in the nature of a tax, together with any interest or any penalty, interest, addition to tax or additional amount (in each case, whether disputed or not) imposed by any Governmental Entity responsible for or having authority with respect to the imposition, assessment, determination or collection of any such tax.

“Tax Returns” means all returns, declarations, statements, reports, forms and information returns filed or required to be filed in respect of Taxes, including any schedules or attachments thereto and any amendments thereof.

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“Termination Fee” has the meaning set forth in Section 8.5(c).

“Transaction Agreements” means the Separation Agreement, the Transition Services Agreement, the Shared IP Cross License Agreement, the Supply Agreement and the Quality Agreement.

“Transition Services Agreement” means the Transition Services Agreement, by and between the Company and Spinco, in the form attached hereto as Annex E.

“Treasury Regulations” the regulations promulgated under the Code.

ARTICLE II.
THE MERGER

Section 2.1.          The Merger. Upon the terms and subject to the conditions of this Agreement and in accordance with the DGCL, at the Effective Time, Merger Sub will merge with and into the Company. As a result of the Merger, the separate corporate existence of Merger Sub will cease, and the Company will continue as the survivor of the Merger (the “Surviving Corporation”) as a wholly-owned Subsidiary of Parent.

Section 2.2.          Closing; Effective Time. Subject to the conditions set forth in ARTICLE VII, the closing of the Merger (the “Closing”) will take place at the offices of Ropes & Gray LLP, 1211 Avenue of the Americas, New York, New York, promptly, but in no event later than the second (2nd) Business Day, after the satisfaction or waiver of the conditions set forth in ARTICLE VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), or at such other place or on such other date as Parent and the Company may mutually agree; provided, that if the Marketing Period has not ended at the time of the satisfaction or waiver of all of the conditions set forth in ARTICLE VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing), then the Closing shall occur instead on the date following the satisfaction or waiver of such conditions that is the earlier to occur of (a) a date specified by Parent on no fewer than two (2) Business Days prior written notice to the Company and (b) the third (3rd) Business Day following the final day of the Marketing Period.

Section 2.3.          Effective Time. At the Closing, the parties hereto will cause the Merger to be consummated by filing a certificate of merger in substantially the form attached hereto as Annex F (the “Certificate of Merger”) with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, or such later time as is specified in the Certificate of Merger and agreed to by Merger Sub and the Company, being hereinafter referred to as the “Effective Time”). The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 2.4.          Effects of the Merger. The Merger will have the effects set forth herein, in the Certificate of Merger and in the applicable provisions of the DGCL.

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Section 2.5.          Certificate of Incorporation; Bylaws.

(a)          At the Effective Time, the certificate of incorporation of the Surviving Corporation will be amended and restated to read as the certificate of incorporation of Merger Sub read immediately prior to the Effective Time (other than the name of the legal entity, which shall be Symmetry Medical Inc.), until thereafter amended in accordance with its terms and as provided by applicable law.

(b)          At the Effective Time, and without any further action on the part of the Company and Merger Sub, the bylaws of the Surviving Corporation will be amended and restated to read as the bylaws of Merger Sub read immediately prior to the Effective Time (other than the name of the legal entity, which shall be Symmetry Medical Inc.), until thereafter amended in accordance with their terms, in accordance with the certificate of incorporation of the Surviving Corporation and as provided by applicable law.

Section 2.6.          Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time will be the initial directors of the Surviving Corporation, and the officers of Merger Sub immediately prior to the Effective Time will be the initial officers of the Surviving Corporation, in each case until the earlier of his or her resignation or removal or until his or her successor is duly elected and qualified.

ARTICLE III.
EFFECT OF THE MERGER ON THE CAPITAL STOCK
OF THE CONSTITUENT CORPORATIONS

Section 3.1.          Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holder of any Shares or any shares of capital stock of Parent or Merger Sub, the following will occur:

(a)          subject to the terms of this ARTICLE III, each Share issued and outstanding immediately prior to the Effective Time (other than any Shares described in Section 3.1(b) or Section 3.1(c), Company Restricted Shares and any Dissenting Shares) shall be cancelled and extinguished and converted into the right to receive (i) the SpinCo Consideration, in partial redemption of the Shares, and (ii) an amount in cash equal to the Cash Merger Consideration, payable to holder thereof, without interest thereon, less any applicable withholding of Taxes, in the manner provided for in Section 3.6;

(b)          each Share held in the treasury of the Company or owned by the Company and each Share owned by Parent or Merger Sub immediately prior to the Effective Time will be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor;

(c)          each Share that is owned by any direct or indirect wholly-owned Subsidiary of the Company or any direct or indirect wholly-owned Subsidiary of Parent (other than Merger Sub) or of Merger Sub shall be converted into such number of shares of common stock of the Surviving Corporation such that the ownership percentage of any such Subsidiary in the Surviving Corporation immediately following the Effective Time shall equal the ownership percentage of such Subsidiary in the Company immediately prior to the Effective Time; and

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(d)          each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time will be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.0001 per share, of the Surviving Corporation.

Notwithstanding the foregoing, and without limiting Section 6.2, if between the date of this Agreement and the Effective Time the outstanding Shares shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number or amount contained herein which is based upon the number of Shares will be appropriately adjusted to provide the holders of Shares, Company Options, Company Restricted Shares and Company Restricted Stock Units the same economic effect as contemplated by this Agreement prior to such event; provided, that with respect to outstanding Company Options and other awards made under the Company Equity Plans, any such adjustments shall be made in accordance with the applicable Company Equity Plan.

Section 3.2.          Treatment of Company Equity Awards. Prior to the Effective Time, the Company Board (or, if appropriate, any committee administering any Company Equity Plan) will take all actions, including the obtaining of any required waivers or consents, as it deems necessary or appropriate to give effect to this Section 3.2 to provide that:

(a)          Immediately prior to the Effective Time, each Company Option that is then outstanding and that has an exercise price per Share equal to or less than the Cash Merger Consideration in respect of one Share (whether or not then vested or exercisable) (each such Company Option, a “Cash-Out Option”) shall be cancelled and terminated, and each holder of a Cash-Out Option shall have the right to receive from the Surviving Corporation, in respect of such Cash-Out Option, (i) an amount in cash (less applicable withholding taxes, if any) equal to (A) the number of Shares subject to such Cash-Out Option, multiplied by (B) the excess of (1) the Cash Merger Consideration, if any, over (2) the exercise price per share of such Cash-Out Option, payable as part of the next full payroll cycle of the Surviving Corporation following the Closing Date and (ii) the Spinco Consideration Equivalent Amount in respect of the number of Shares subject to such Cash-Out Option. Immediately prior to the Effective Time, each Company Option that is then outstanding and that has an exercise price per Share greater than the Cash Merger Consideration (each such Company Option, a “Non-Cash-Out Option”) shall be cancelled and terminated, and each holder thereof shall have the right to receive from the Surviving Corporation, in respect of such Non-Cash-Out Option, the Spinco Consideration Equivalent Amount in respect of the number of Shares subject to such Non-Cash-Out Option.

(b)          Immediately prior to the Effective Time, each Company Restricted Share that is then outstanding shall be cancelled and terminated, and each holder of a Company Restricted Share shall have the right to receive from the Surviving Corporation, in respect of such Company Restricted Share, (i) an amount in cash (less applicable withholding taxes, if any) equal to (A) the number of Shares subject to such Company Restricted Share award, multiplied by (B) the Cash Merger Consideration, payable as part of the next full payroll cycle of the Surviving Corporation following the Closing Date and (ii) the Spinco Consideration.

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(c)          Immediately prior to the Effective Time, each Company Restricted Stock Unit that is then outstanding shall be cancelled and terminated, and each holder of a Company Restricted Stock Unit shall have the right to receive from the Surviving Corporation, in respect of such Company Restricted Stock Unit, (i)(A) an amount in cash (less applicable withholding taxes, if any) equal to the number of Shares subject to such Company Restricted Stock Unit award (assuming, in the case of Company Restricted Stock Unit awards that are subject to performance-based vesting, that the performance goals are satisfied at 133% of target level performance), multiplied by (B) the Cash Merger Consideration, payable as part of the next full payroll cycle of the Surviving Corporation following the Closing Date and (ii) the Spinco Consideration in respect of the number of Shares subject to such Company Restricted Stock Unit award (assuming, in the case of Company Restricted Stock Unit awards that are subject to performance-based vesting, that the performance goals are satisfied at 133% of target level performance).

(d)          Immediately prior to the Effective Time, the Company shall terminate the Company Equity Plans and any other Company Plan (or provision thereof) that provides for the issuance or grant of any interest in respect of Shares. The Company shall not be required to terminate the Company’s 401(k) Plan pursuant to the preceding sentence other than any provision thereof that requires the issuance of any interest in respect of Shares at or following the Effective Time. As of the Effective Time, neither the Company nor any of the Retained Subsidiaries shall be bound by any rights under the Company Equity Plans or any other Company Plan (or provision thereof) that provides for the issuance or grant of any interest in respect of Shares, except for the Company’s obligations under this Agreement.

Section 3.3.          Dissenting Shares.

(a)          Notwithstanding anything in this Agreement to the contrary, Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has complied in all respects with Section 262 of the DGCL (the “Dissenting Shares”) will not be converted into a right to receive the Merger Consideration, unless such holder fails to perfect or withdraws or otherwise loses his, her or its right to appraisal. From and after the Effective Time, a stockholder who has properly exercised such appraisal rights will not have any rights of a stockholder of the Company or the Surviving Corporation with respect to such Shares, except those provided under Section 262 of the DGCL. A holder of Dissenting Shares will be entitled to receive payment of the appraised value of such Shares held by him, her or it in accordance with Section 262 of the DGCL, unless, after the Effective Time, such holder fails to perfect or withdraws or loses his, her or its right to appraisal, in which case such Shares will be converted into and represent only the right to receive the Merger Consideration, without interest thereon, upon surrender of certificates or book-entry shares, pursuant to Section 3.4. The Proxy Statement will include a notice complying with the provisions of Section 262 of the DGCL concerning the rights of the stockholders of the Company to exercise appraisal rights and a copy of the provisions of Section 262 of the DGCL.

(b)          The Company will give Parent (i) prompt written notice of any written demands for appraisal (including copies of such demands), attempted withdrawals of such demands and any other instruments received by the Company relating to rights of appraisal, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal. Except with the prior written consent of Parent, the Company will not voluntarily make any payment with respect to any demands for appraisal or settle or offer to settle any such demands for appraisal.

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(c)          If any Company stockholder who holds Dissenting Shares effectively withdraws or loses (through failure to perfect or otherwise) such stockholder’s right to obtain payment of the fair value of such stockholder’s Dissenting Shares under the DGCL, then, as of the later of the Effective Time and the occurrence of such effective withdrawal or loss, such stockholder’s Shares will no longer be Dissenting Shares and, if the occurrence of such effective withdrawal or loss is later than the Effective Time, will be treated as if the stockholder had, as of the Effective Time, been converted into the right to receive the Merger Consideration, without interest, as set forth in Section 3.1(a). Parent shall promptly deposit with the Paying Agent any additional funds necessary to pay in full the Cash Merger Consideration so due and payable to such stockholder who shall have withdrawn or lost such right to obtain payment of the fair market value of such Dissenting Shares.

Section 3.4.          Surrender of Shares.

(a)          At the Closing, Parent will deposit (or cause to be deposited) with a bank or trust company designated by Parent and reasonably acceptable to the Company (the “Paying Agent”) cash in an amount sufficient to pay the stockholders of the Company (other than any holders of Dissenting Shares) the aggregate consideration payable to the holders of Shares pursuant to Section 3.1(a) (but which cash shall not, for the avoidance of doubt, be for payments in respect of Cash-Out Options, Company Restricted Shares or Company Restricted Units, which shall be paid by the Company through its payroll system as part of its next full payroll cycle following the Closing Date). In addition, at the Closing, the Company shall deliver to the Paying Agent a single stock certificate, endorsed by the Company, representing all of the outstanding shares of Spinco Common Stock then owned by the Company, which number of shares shall equal the aggregate Spinco Consideration. Such cash may be invested by the Paying Agent as directed by Parent; provided, that such investments will be in short-term obligations of the United States of America with maturities of no more than thirty (30) days or guaranteed by the United States of America and backed by the full faith and credit of the United States of America or in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively. Any interest or income produced by such investments will be payable to the Surviving Corporation or Parent, as Parent directs.

(b)          No fractional shares of Spinco Common Stock shall be issued upon the surrender for exchange of Shares, no dividends or other distributions of Spinco shall relate to such fractional share interests and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Spinco. As soon as practicable after the Effective Time, Spinco shall direct the Paying Agent to determine the number of whole shares and fractional shares of Spinco Common Stock allocable to each holder of record or beneficial owner of Company Common Stock, Cash-Out Options and Company Restricted Stock Units as of the Record Date, to aggregate all such fractional shares and sell the whole shares obtained thereby at the direction of Spinco, in open market transactions, at then-prevailing trading prices, and to cause to be distributed to each such holder or for the benefit of each such beneficial owner to which a fractional share shall be allocable such holder’s or owner’s ratable share of the proceeds of such sale, after making appropriate deductions of the amount required to be withheld for federal income tax purposes and after deducting an amount equal to all brokerage charges, commissions and income and transfer taxes attributed to such sale. The Company and the Paying Agent shall use their reasonable commercial efforts to aggregate the shares of Company Common Stock that may be held by any beneficial owner thereof through more than one account in determining the fractional share allocable to such beneficial owner.

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(c)          Promptly after the Effective Time (and in any event within two (2) Business Days thereafter), the Paying Agent will mail to each holder of record of a certificate or evidence of a book-entry share, which immediately prior to the Effective Time represented outstanding Shares, whose Shares were converted pursuant to Section 3.1 into the right to receive the Merger Consideration (i) a letter of transmittal (which will specify that delivery will be effected, and risk of loss and title to the certificate or book-entry shares will pass only upon delivery of the certificates or book-entry shares to the Paying Agent, and will be in such form and have such other provisions acceptable to the Company and Parent) (the “Letter of Transmittal”), and (ii) instructions for effecting the surrender of the certificates or book-entry Shares in exchange for payment of the Merger Consideration. Upon surrender of a certificate or book-entry Shares for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such Letter of Transmittal, duly executed and properly completed, the holder of such certificate or book-entry Share will be entitled to receive in exchange therefor the Cash Merger Consideration and the Spinco Consideration for each Share formerly represented by such certificate or book-entry Share, and the certificate or book-entry Share so surrendered will forthwith be cancelled. Until surrendered as contemplated by this Section 3.4(c), each certificate or book-entry Share will be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration and will not evidence any interest in, or any right to exercise the rights of a stockholder or other equity holder of, the Company or the Surviving Corporation. The Spinco Common Stock into which the Shares shall be converted pursuant to the Merger shall be deemed to have been issued at the Effective Time for purposes of entitlement to dividends declared, if any, after the Effective Time; provided, that no dividends or other distributions with respect to shares of Spinco Common Stock, with a record date after the Effective Time, shall be paid to the holder of any unsurrendered Share with respect to the shares of Spinco Common Stock they are entitled to receive until such Shares are surrendered by such holder.

(d)          At any time following the date that is one (1) year after the Effective Time, Parent will be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) and any shares of Spinco Common Stock that have been made available to the Paying Agent and that have not been disbursed to holders of certificates and book-entry Shares (including all dividends or other distributions payable with respect to such shares and all cash payable in lieu of fractional shares pursuant to Section 3.4(b)), and thereafter such holders will be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) with respect to the Merger Consideration payable upon surrender of their certificates and book-entry Shares. Subject to Section 2.3(b) of the Separation Agreement, the Surviving Corporation will pay all charges and expenses, including those of the Paying Agent, in connection with the exchange of Shares for the Merger Consideration. None of the Company, Parent, Merger Sub or the Paying Agent shall be liable to any Person in respect of any portion of the funds or shares of Spinco Common Stock delivered to the Paying Agent hereunder that is delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Share shall not have been surrendered immediately prior to such date on which any Merger Consideration (including all dividends or other distributions payable with respect to such shares and all cash payable in lieu of fractional shares pursuant to Section 3.4(b)) shall become, to the extent permitted by applicable Legal Requirements, the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

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(e)          After the Effective Time, the stock transfer books of the Company will be closed, and thereafter there will be no further registration of transfers of Shares that were outstanding prior to the Effective Time. After the Effective Time, certificates and book-entry Shares presented to the Surviving Corporation for transfer will be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth in, this ARTICLE III.

(f)          In the event that any certificate has been lost, stolen or destroyed, upon the holder’s delivery of an affidavit of loss to the Paying Agent, the Paying Agent will deliver in exchange for the lost, stolen or destroyed certificate the Merger Consideration payable in respect of the Shares represented by such certificate.

Section 3.5.          Section 16. The Company Board will, to the extent necessary, take appropriate action, prior to or as of the Closing Date, to approve, for purposes of Section 16(b) of the Exchange Act the disposition and cancellation of Shares (including derivative securities with respect to Shares) resulting from the transactions contemplated by this Agreement.

Section 3.6.          Withholding. Each of Parent, the Surviving Corporation and the Paying Agent will be entitled to deduct and withhold from any amounts payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Shares or Company Equity Awards or any other recipient of consideration pursuant to this Agreement such amounts as are required to be deducted and withheld therefrom under Code or the Treasury Regulations thereunder or pursuant to any other Legal Requirement. To the extent such amounts are so deducted and withheld, such amounts will be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

Section 3.7.          Transfer Taxes. If any payment pursuant to the Merger is to be made to a Person other than the Person in whose name the surrendered certificate or book-entry Share, as applicable, is registered, it will be a condition of payment that the certificate or book-entry Share, as applicable, so surrendered will be properly endorsed or will be otherwise in proper form for transfer and that the Person requesting such payment will have paid all transfer and other similar Taxes required by reason of the issuance to a Person other than the registered holder of the certificate or book-entry Share, as applicable, surrendered or will have established to the satisfaction of Parent that such Tax either has been paid or is not applicable. Any other transfer Taxes will be paid by Parent.

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ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent that, except (a) as disclosed in the Company’s Annual Report on Form 10-K for the year ended December 28, 2013, or the Company’s Proxy Statement for its 2014 annual meeting of stockholders (other than any risk factor disclosures contained in the “Risk Factors” section thereof or other similarly cautionary or predictive statements therein) or (b) as set forth on the Company Disclosure Letter, with specific reference to the section or subsection of this Agreement to which the information stated in such Company Disclosure Letter relates (it being understood that any information set forth in one section or subsection of the Company Disclosure Letter shall be deemed to apply to and qualify the section or subsection of this Agreement to which it corresponds and each other section or subsection of this Agreement to the extent that it is reasonably apparent on the face of such disclosure that such information is relevant to such other section or subsection):

Section 4.1.          Organization and Qualification. The Company is a corporation validly existing under the laws of the State of Delaware and is in good standing with the Secretary of State of Delaware, with all corporate power and authority necessary to own its properties and conduct its business as currently conducted. The Company is duly qualified and in good standing as a foreign corporation or entity authorized to do business in each jurisdiction in which the character of the properties owned or held under lease by it or the nature of the business transacted by it makes such qualification necessary, except as would not have a Material Adverse Effect.

Section 4.2.          Certificate of Incorporation. The Company has made available to Parent true, correct and complete copies of the certificate of incorporation and bylaws (or similar governing instruments) of the Company and the Retained Subsidiaries, in each case as currently in effect.

Section 4.3.          Capitalization.

(a)          The authorized capital stock of the Company consists of (i) 75,000,000 Shares and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”). As of the close of business on August 1, 2014: (i) 36,594,195 Shares were issued and outstanding (not including Company Restricted Shares), all of which were validly issued, fully paid and nonassessable; (ii) 951,147 Company Restricted Shares were outstanding; (iii) 1,352,490 Shares were reserved for and available for issuance pursuant to the Company Equity Plans, of which (A) an aggregate of 300,000 Shares were reserved for issuance upon the exercise of outstanding Company Options, (B) an aggregate of 5,508 Shares were potentially issuable upon the vesting or settlement of outstanding Company Restricted Stock Units (excluding any Company Unsettled Restricted Share Awards), and (C) 258,788 Shares are potentially issuable with respect to Company Unsettled Restricted Share Awards, assuming, in the case of Company Restricted Stock Unit awards and Company Unsettled Restricted Share Awards that are subject to performance-based vesting, that the performance goals are satisfied at the maximum level of performance; (iv) no shares of Preferred Stock were issued and outstanding; and (v) no Shares were held in the treasury of the Company. From the close of business on August 1, 2014 through the date of this Agreement, no Company Equity Awards or other rights to acquire Shares or shares of Preferred Stock have been granted and no Shares have been issued, except for (A) Shares issued pursuant to the exercise or conversion of Company Equity Awards in accordance with their respective terms or (B) the issuance of Company Restricted Shares in respect of Company Unsettled Restricted Share Awards disclosed on Section 4.3(c) of the Company Disclosure Letter.

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(b)          Except as set forth in Section 4.3(a) and in Section 4.3(c) of the Company Disclosure Letter, (i) there are no outstanding or authorized Company Securities, (ii) there are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Company Securities and (iii) there are no other options, restricted stock, restricted stock units, stock appreciation rights, phantom stock awards, other stock- or equity-based awards, calls, warrants or other rights relating or valued by reference to Company Securities to which the Company is a party. All outstanding Shares are, and any additional Shares issued after the date hereof and prior to the Effective Time will be, duly authorized and validly issued, fully paid and nonassessable, free of any Encumbrances, not subject to any preemptive rights or rights of first refusal created by statute, and issued in compliance in all material respects with all applicable federal and state securities laws.

(c)          Section 4.3(c) of the Company Disclosure Letter sets forth a list of the holders of Company Options, Company Restricted Shares and Company Restricted Units as of the date hereof, the maximum and target number of Shares subject to such Company Options, Company Restricted Shares and Company Restricted Units, the expiration date of such Company Options, and the price at which such Company Options may be exercised.

(d)          The outstanding shares of capital stock or other equity interests of the Retained Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and all such shares of capital stock or other equity interests are owned beneficially and of record by the Company or a Retained Subsidiary, free and clear of all Encumbrances.

(e)          As of the date of this Agreement, there was no Indebtedness of the Company or the Retained Subsidiaries, other than the Indebtedness set forth on Section 4.3(e) of the Company Disclosure Letter.

Section 4.4.          Authority.

(a)          The Company has all necessary corporate power and authority to execute and deliver this Agreement, each other Transaction Agreement to which it is, or at the Closing will be, a party, to perform its obligations hereunder and thereunder and, subject to obtaining the Requisite Stockholder Approval, to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement and each other Transaction Agreement to which the Company is, or at the Closing will be, a party, and the consummation by the Company of the Merger and the other transactions contemplated hereby, have been duly and validly authorized by all necessary corporate action, and no other corporate action on the part of the Company is necessary to authorize this Agreement and each such other Transaction Document, or to consummate the Merger and the other transactions contemplated hereby, other than the affirmative vote (in person or by proxy) of the holders of at least a majority in combined voting power of the outstanding Shares (the “Requisite Stockholder Approval”).

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(b)          This Agreement has been, and, when executed at the Closing, each other Transaction Agreement to which the Company is a party will be, duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery hereof by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

(c)          The Company Board (at a meeting or meetings duly called and held) has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger and the Separation, are advisable and fair to, and in the best interests of, the stockholders of the Company, (ii) adopted this Agreement, (iii) directed that this Agreement be submitted to the holders of Shares for approval and (iv) subject to the terms and conditions of this Agreement, resolved to recommend approval of this Agreement by the holders of Shares (the “Company Board Recommendation”), which actions have not, as of the date hereof, been subsequently rescinded, modified or withdrawn.

Section 4.5.          No Conflict; Required Filings and Consents.

(a)          Except as set forth in Section 4.5(a) of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement, each other Transaction Agreement to which it is, or at the Closing will be, a party, and, subject to obtaining the Requisite Stockholder Approval, the consummation by the Company of the Merger and the other transactions contemplated hereby, does not and will not, (i) conflict with or violate the certificate of incorporation or bylaws of the Company, (ii) assuming that all consents, approvals and authorizations contemplated by Section 4.5(b) have been obtained, and all filings described in Section 4.5(b) have been made, conflict with or violate any Legal Requirement applicable to the Company or its Subsidiaries or by which any of their respective properties are bound, or (iii) (A) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default), (B) give rise to any right of termination, cancellation, amendment or acceleration of, or (C) result in the creation of any Encumbrance on any of the properties or assets of the Company or its Subsidiaries under any Contractual Obligation or Permit to which the Company or its Subsidiaries is a party or by which the Company or its Subsidiaries or any of their respective properties are bound, except, in the case of clause (iii), for any such conflict, violation, breach, default, loss, right or other occurrence that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b)          The execution and delivery by the Company of this Agreement, each other Transaction Agreement to which it is, or at the Closing will be, a party, and the consummation by the Company of the Merger and the other transactions contemplated hereby, do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except pursuant to (i) the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder (including the filing of the Proxy Statement, and state securities, takeover and “blue sky” laws), (ii) the applicable requirements of the HSR Act, (iii) applicable listing requirements of the NASDAQ Global Market, (iv) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (v) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, reasonably be expected to impair in any material respect the ability of the Company to perform its obligations hereunder, or prevent or materially impede, interfere with, hinder or delay the consummation of the transactions contemplated hereunder.

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Section 4.6.          SEC Reports; Financial Statements.

(a)          The Company has filed or furnished to the SEC all required reports, schedules, forms, certifications, prospectuses, and registration, proxy and other statements required to be filed or furnished to the SEC, as applicable, since December 29, 2012. None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act. As of their respective dates, each of the SEC Reports complied in all material respects with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, each as in effect on the date so filed. Except to the extent amended or superseded by a subsequent filing with the SEC made prior to the date hereof, as of their respective dates (and if so amended or superseded, then on the date of such subsequent filing), none of the SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no outstanding or unresolved comments received from the SEC staff with respect to the SEC Reports. To the knowledge of the Company, none of the SEC Reports is the subject of ongoing SEC review or investigation.

(b)          The audited and unaudited consolidated financial statements (including the related notes thereto) of the Company included in the SEC Reports (the “Financial Statements”), as amended or supplemented prior to the date of this Agreement, have been prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as permitted by the rules and regulations of the SEC) applied on a consistent basis during the periods involved and fairly present in all material respects in conformity with GAAP the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the consolidated statements of operations, consolidated statements of cash flows, as well as the stockholders’ equity for the periods indicated therein (subject, in the case of unaudited Financial Statements, to normal and recurring year-end audit adjustments and as indicated in the notes thereto, none of which has been or will be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole). Without limiting the generality of the foregoing, with respect to each Annual Report on Form 10-K and each Quarterly Report on Form 10-Q included in the SEC Reports, the financial statements and other financial information included in such reports fairly present (within the meaning of the Sarbanes-Oxley Act) in all material respects the financial condition and results of operations of the Company as of, and for, the periods presented in such SEC Reports.

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 (c)          The Company has implemented and maintains a system of internal control over financial reporting (as required by Rule 13a-15(a) under the Exchange Act) that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of consolidated financial statements for external purposes, and, to the knowledge of the Company, such system of internal control over financial reporting is effective. For purposes of this Section 4.6(c), “knowledge of the Company” means the actual knowledge of the Chief Executive Officer and the Chief Financial Officer of the Company and will not have the meaning ascribed thereto in Article I. The Company has implemented and maintains disclosure controls and procedures (as required by Rule 13a-15(a) of the Exchange Act) that are designed to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time frames specified by the SEC’s rules and forms (and such disclosure controls and procedures are effective), and has disclosed, based on its most recent evaluation of its system of internal control over financial reporting prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Company Board (i) any significant deficiencies and material weaknesses known to it in the design or operation of its internal control over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud known to it, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Chief Executive Officer and the Chief Financial Officer of the Company have made all certifications required by the Sarbanes-Oxley Act, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the SEC Reports, and the statements contained in such certifications are complete and correct. To the knowledge of the Company, there are no facts or circumstances that would prevent the Chief Executive Officer and the Chief Financial Officer of the Company from giving the certification and attestations pursuant to the rules and regulations adopted pursuant to Section 404 of the Sarbanes-Oxley Act, without qualification, when next due.

(d)          To the knowledge of the Company, as of the date hereof, no employee of the Company or its Subsidiaries has provided or is providing information to any law enforcement agency regarding the violation of any applicable Legal Requirement of the type described in Section 806 of the Sarbanes-Oxley Act by the Company or its Subsidiaries. Neither the Company or its Subsidiaries nor, to the knowledge of the Company, any director, officer, employee, contractor, subcontractor or agent of the Company or its Subsidiaries has discharged, demoted or suspended an employee of the Company or its Subsidiaries in the terms and conditions of employment because of any lawful act of such employee described in Section 806 of the Sarbanes-Oxley Act.

(e)          Neither the Company nor any of the Retained Subsidiaries has any liabilities of a nature required by GAAP to be reflected in a consolidated balance sheet, other than liabilities (i) as and to the extent reflected or reserved against on the Audited Balance Sheet or in the notes thereto, (ii) incurred in the ordinary course of business since December 28, 2013, (iii) arising from Contractual Obligations set forth in Section 4.7 of the Company Disclosure Letter or other Contractual Obligations entered into in the ordinary course of business since December 28, 2013 (in each case, other than liabilities due to breaches thereunder), (iv) investment banking, accounting, legal and other fees incurred by the Company in connection with the negotiation, execution and delivery of this Agreement, or (v) liabilities incurred since December 28, 2013 that, individually or in the aggregate, are not and would not reasonably be expected to be material to the Company and the Retained Subsidiaries, taken as a whole.

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(f)          Attached as Section 4.6(f) of the Company Disclosure Letter are true, correct and complete copies of (i) the audited consolidated balance sheet of the OEM Solutions Business as of December 29, 2012 and December 28, 2013, and the related consolidated statements of operations, changes in net parent investment and accumulated other comprehensive income, comprehensive income and cash flows (the “OEM Financial Statements”). The OEM Financial Statements have been prepared in accordance with GAAP applied on a consistent basis during the periods involved and fairly present in all material respects in conformity with GAAP the consolidated financial position of the OEM Solutions Business at the dates thereof and the consolidated statements of operations, consolidated statements of cash flows, as well as the stockholders’ equity for the periods indicated therein.

Section 4.7.          Contracts.

(a)          Section 4.7 of the Company Disclosure Letter sets forth all of the following Contractual Obligations to which the Company or any of the Retained Subsidiaries is a party or by which any of them is bound (collectively with each of the Filed Contracts, the “Material Contracts”);

(i)          Contractual Obligations (including any purchase order) with any undelivered balance providing for the sale of products or provision of services pursuant to which the Company and the Retained Subsidiaries are entitled to receive payments of more than $1,000,000;

(ii)         Contractual Obligations (including any purchase order) with any undelivered balance providing for an expenditure by the Company and the Retained Subsidiaries in excess of $1,000,000;

(iii)        Contractual Obligations that relate to the sale of any of the Company’s or any of the Retained Subsidiaries’ assets, other than in the ordinary course of business;

(iv)        Contractual Obligations that relate to the acquisition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise);

(v)         Except for Contractual Obligations relating to trade receivables, Contractual Obligations relating to Indebtedness, in each case having an outstanding principal amount in excess of $1,000,000;

(vi)        Contractual Obligations for joint ventures, strategic alliances or partnerships;

(vii)       Contractual Obligations that grant to any Person other than the Company or the Retained Subsidiaries any (A) exclusive license, supply, distribution or other rights (it being understood that any requirement to conform to customer specifications will not be considered an exclusive right for purposes of this clause (A)), (B) “most favored nation” rights, (C) rights of first refusal, rights of first negotiation or similar rights or (D) exclusive rights to purchase any of the Company’s or the Retained Subsidiaries’ products or services;

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(viii)      Distributor, sales representative, marketing or advertising Contractual Obligations;

(ix)         Contractual Obligations with any employee, officer or consultant of the Company or the Retained Subsidiaries, including any severance, retention, change of control or other similar Contractual Obligation pursuant to which the Company or any of the Retained Subsidiaries is or may become obligated to make any severance, bonus or other payment;

(x)          Contractual Obligations under which the Company or any of its Subsidiaries has made advances or loans to any other Person, except for advances of business expenses of up to $10,000 in the ordinary course of business;

(xi)         Contractual Obligations providing for any minimum or guaranteed payments by the Company or any of the Retained Subsidiaries to any Person in excess of $1,000,000 annually;

(xii)        Contractual Obligations with any customer or distributor that give any guarantee or warranty or make any representation in respect of any Company products or services, in each case valued in excess of $1,000,000, other than (A) any guarantee or warranty implied by law or (B) any standard guarantee or warranty on the form that has heretofore been made available to Parent;

(xiii)       Contractual Obligations containing covenants that purport to (A) restrict or limit in any respect the ability of the Company, the Retained Subsidiaries or any of the Company’s future Subsidiaries or Affiliates to compete in any geographical area, market or line of business, (B) restrict or limit the Company, the Retained Subsidiaries or any of the Company’s future Subsidiaries or Affiliates from selling products or delivering services to any Person, (C) other than confidentiality agreements with customers entered into in the Ordinary Course of Business, restrict the Company, the Retained Subsidiaries or any of the Company’s future Subsidiaries or Affiliates from hiring any Person or (D) otherwise restrict the Company, the Retained Subsidiaries or any of the Company’s future Subsidiaries or Affiliates from engaging in any aspect of its business; and

(xiv)      Contractual Obligations with any labor organization, union, works council, workers’ association or other employee representative body.

(b)          The Company has heretofore made available to Parent correct and complete copies of each Material Contract, together with any and all amendments and supplements thereto and material “side letters” and similar documentation relating thereto. Each Material Contract is in full force and effect and is valid and binding obligation of the Company or its Subsidiaries and, to the knowledge of the Company, each other party thereto. The Company and the Retained Subsidiaries have performed and complied in all material respects with all obligations required to be performed or complied with by it under each Material Contract. There is no default under any Material Contract by the Company or the Retained Subsidiaries or, to the knowledge of the Company, by any other party, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder by the Company or the Retained Subsidiaries, or, to the knowledge of the Company, by any other party.

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Section 4.8.          Properties. The Company or one of the Retained Subsidiaries, as the case may be, (a) holds good title to all of the properties and assets reflected in the latest consolidated balance sheet of the Company included in the SEC Reports as being owned by the Company or the Retained Subsidiaries (collectively, with respect to real property, the “Owned Real Property”) or acquired after the date thereof that are material to the Company and the Retained Subsidiaries, taken as a whole (except for properties and assets sold or otherwise disposed of since the date thereof in the ordinary course of business), free and clear of all Encumbrances, except Permitted Encumbrances, (b) holds the Owned Real Property, or any portion thereof or interest therein, free of any outstanding options or rights of first refusal or offer to purchase or lease, (c) is the lessee of all of the Leased Real Property and (i) is in possession of the properties purported to be leased thereunder, and each such lease is valid and in full force and effect, constitutes a valid and binding obligation of the Company or the applicable Retained Subsidiary, and (ii) the Company has not received any written notice of termination or cancellation of or of a breach or default under any such lease.

Section 4.9.          Intellectual Property.

(a)          Section 4.9(a) of the Company Disclosure Letter sets forth a true, correct and complete list of all (i) Company Intellectual Property Registrations, and (ii) material unregistered trademarks and service marks included in the Company Intellectual Property. All necessary registration, maintenance and renewal fees have been paid with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining the Intellectual Property disclosed on Section 4.9(a) of the Company Disclosure Letter. Except as otherwise noted on Section 4.9(a) of the Company Disclosure Letter, the Intellectual Property disclosed thereon is subsisting and, to the knowledge of the Company, all such Intellectual Property is valid and enforceable.

(b)          Section 4.9(b) of the Company Disclosure Letter sets forth a true, correct and complete list of all material Contractual Obligations relating to Company Intellectual Property, including any (i) Material Contracts under which the Company and/or its Subsidiaries are permitted to use Licensed Intellectual Property, (ii) any Material Contracts under which any third Person is permitted to use any Owned Company Intellectual Property, (iii) agreements containing covenants not to sue under any Company Intellectual Property, and (iv) coexistence agreements, in each case, other than (A) non-exclusive, individual use, non-transferrable, time-limited licenses granted to customers in the ordinary course of business and (B) licenses for commercially available, off-the-shelf Software applications with a replacement cost or annual license and maintenance fee of less than $25,000.

(c)          Except as provided in the Transaction Agreements or in Contractual Obligations set forth in Section 4.9(c) of the Company Disclosure Letter (which are a subset of the Contractual Obligations set forth in Section 4.9(b) of the Company Disclosure Letter), neither the execution of this Agreement, nor the consummation of the transactions contemplated hereby, will result in (i) the material loss or material impairment of Parent’s right to own or use any of the Company Intellectual Property or (ii) the payment of any material additional consideration for Parent’s right to own or use any of the Company Intellectual Property.

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(d)          The Company Intellectual Property includes all material Intellectual Property necessary for the conduct of the OEM Solutions Business as currently conducted in all material respects. To the knowledge of the Company, the conduct of the OEM Solutions Business as presently conducted (including the manufacturing, licensing, marketing, importation, offer for sale, sale or use of the products and services of the OEM Solutions Business) does not infringe upon, misappropriate or otherwise violate, and as conducted in the past four (4) years, has not materially infringed upon, misappropriated or otherwise violated, any third Person’s Intellectual Property. To the knowledge of the Company, no Person is challenging, infringing or otherwise violating any right of the Company or any of its Subsidiaries with respect to the Company Intellectual Property. Neither the Company nor any of its Subsidiaries has received in the past four (4) years any written notice of any pending claim, order or proceeding (i) alleging that the Company or any of the Retained Subsidiaries, in the conduct of the OEM Solutions Business, is infringing, misappropriating or otherwise violating, or has infringed, misappropriated or otherwise violated any Intellectual Property right of any third party, or (ii) challenging the validity, enforceability, use or exclusive ownership of any Owned Company Intellectual Property. No Owned Company Intellectual Property is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Owned Company Intellectual Property. The Owned Company Intellectual Property is not subject to any outstanding order restricting the use thereof in any material respect.

(e)          The Company and the Retained Subsidiaries have taken reasonable steps to protect the confidentiality and value of all trade secrets and any other confidential information that are owned, used or held by the Company and the Retained Subsidiaries in confidence, including entering into licenses and contracts that require employees, licensees, contractors, and other Persons with access to trade secrets or other confidential information to safeguard and maintain the secrecy and confidentiality of such trade secrets. To the knowledge of the Company, no trade secret of the Company or the Retained Subsidiaries that is material to their businesses as currently conducted or contemplated to be conducted has been used, disclosed to or discovered by any Person except pursuant to valid and appropriate non-disclosure, license or any other appropriate contract which has not been breached. The Company and its Subsidiaries have executed valid written agreements with all of their past and present employees, consultants and independent contractors who have contributed to the development of any material Owned Company Intellectual Property in the course of their employment or retention, as applicable, pursuant to which such Persons have presently assigned to at least one of the Company or the Retained Subsidiaries all their rights in and to all such Intellectual Property. To the knowledge of the Company, no employee, consultant or independent contractor of the Company or the Retained Subsidiaries is in default or breach of any non-disclosure or confidentiality agreement, covenant or obligation.

(f)          No open source software or freeware has been incorporated into any product of the OEM Solutions Business that would in any way limit the ability to make, use or sell such product or that would diminish or transfer the rights of ownership in any Intellectual Property or Software of the Company or the Retained Subsidiaries to a third party.

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Section 4.10.         Compliance.

(a)          The Company and the Retained Subsidiaries are and have been in compliance in all material respects with all Legal Requirements applicable to the Company or any of the Retained Subsidiaries and any of their businesses, properties or assets. To the knowledge of the Company, no condition or state of facts exists that is reasonably likely to give rise to a material violation of, or a material liability or default under, any applicable Legal Requirement. Neither the Company nor any of the Retained Subsidiaries has received any written notice to the effect that a Governmental Entity claimed or alleged that the Company or any of the Retained Subsidiaries is not in compliance in all material respects with all Legal Requirements applicable to the Company, any of the Retained Subsidiaries and their respective businesses, properties, or assets.

(b)          The Company and the Retained Subsidiaries hold all material licenses, permits, franchises, variances, registrations, exemptions, orders and other governmental authorizations, consents, approvals and clearances necessary for the lawful operation of the businesses of the Company and the Retained Subsidiaries (the “Permits”). The Company and the Retained Subsidiaries have submitted notices to all Governmental Entities, including all authorizations under the Federal Food, Drug and Cosmetic Act of 1938, as amended, the Public Health Service Act of 1944, as amended, and the regulations of the United States Food and Drug Administration (the “FDA”) promulgated thereunder, and any other Governmental Entity that regulates the quality, identity, strength, purity, safety, efficacy or manufacturing of the Company’s products (any such Governmental Entity, a “Company Regulatory Agency”), necessary for the lawful operation of the business of the Company and the Retained Subsidiaries. All of the Permits are valid, and in full force and effect. Since December 29, 2012, there has not occurred any violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Permit. The Company and each of the Retained Subsidiaries are in compliance in all material respects with the terms of all Permits, and no event has occurred that, to the knowledge of the Company, would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any Permit.

(c)          Since December 29, 2012, all applications, submissions, information and data utilized by the Company or the Retained Subsidiaries as the basis for, or submitted by or, to the knowledge of the Company, on behalf of the Company or the Retained Subsidiaries in connection with, any and all requests for Permits when submitted to the FDA or other Company Regulatory Agency, were true and correct in all material respects as of the date of submission, and any updates, changes, corrections or modification to such applications, submissions, information and data required under applicable Legal Requirements have been submitted to the FDA or other Company Regulatory Agency to the extent such updates, changes, corrections or modifications are required to be submitted to the FDA or other Company Regulatory Agency.

(d)          Since December 29, 2012, neither the Company nor any of the Retained Subsidiaries, have committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA or any other Company Regulatory Agency to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities”, or similar policies set forth in any applicable Legal Requirements, except as would not reasonably be expected to result in material liability to the Company or any of the Retained Subsidiaries.

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(e)          To the knowledge of the Company, neither the Company nor any of its Subsidiaries is currently being investigated or audited by the U.S. Department of Health and Human Services, the Food and Drug Administration, the U.S. Department of Justice, the Centers for Medicare & Medicaid Services, or any state attorney general or state agency, or is the subject of a claim under the False Claims Act, except as would not reasonably be expected to result in material liability to the Company or any of the Retained Subsidiaries.

(f)          Neither the Company nor any of the Retained Subsidiaries has used in any capacity the services of any Person who is debarred or excluded, or who has engaged in any conduct that has resulted or would reasonably be expected to result in debarment, suspension or exclusion, under 21 U.S.C. § 335a(a), 42 U.S.C. § 1320a-7, or any equivalent or similar Legal Requirements, except as would not reasonably be expected to result in material liability to the Company or any of the Retained Subsidiaries. The Company and the Retained Subsidiaries have in place reasonable policies and procedures designed to ensure that agents and employees are not so excluded, suspended or debarred.

(g)          Neither the Company nor any of the Retained Subsidiaries, nor any Person acting on their behalf, has engaged in or aided or abetted any activity which is prohibited under the “Federal Anti-Kickback Statute,” 42 U.S.C. § 1320a-7b, or the regulations promulgated thereunder, or similar state or local fraud and abuse statutes or regulations. Neither the Company nor any of the Retained Subsidiaries nor, to the knowledge of the Company, any current director, officer or employee of any such entity, has directly or indirectly offered, paid, solicited, or received any remuneration (including any kickback, bribe, or rebate), in cash or in kind, to, or made any financial arrangements or a gratuitous payment of any kind, with any past, present or potential customers, past, present, or potential suppliers, patients, government officials, medical staff members, contractors or third-party payors in exchange for business or payments from such persons. The Company and the Retained Subsidiaries have in place reasonable policies and procedures designed to prevent unlawful conduct by the Company, the Retained Subsidiaries, and their respective officers, employees, and agents.

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(h)          Except as would not reasonably be expected to result in material liability to the Company or any of the Retained Subsidiaries, none of the Company, its Subsidiaries, or any of their respective officers, directors, employees, agents, representatives, consultants, or any other Person associated with or acting for or on their behalf, has, directly or indirectly, in connection with the business of the Company (i) made, offered or promised to make or offer any payment, loan or transfer of anything of value, including any reward, advantage or benefit of any kind, to or for the benefit of any Government Official, candidate for public office, political party or political campaign, for the purpose of (A) influencing any act or decision of such Government Official, candidate, party or campaign, (B) inducing such Government Official, candidate, party or campaign to do or omit to do any act in violation of a lawful duty, (C) obtaining or retaining business for or with any person, (D) expediting or securing the performance of official acts of a routine nature, or (E) otherwise securing any improper advantage, (ii) paid, offered or promised to pay or offer any bribe, payoff, influence payment, kickback, unlawful rebate, or other similar unlawful payment of any nature, (iii) made, offered or promised to make or offer any unlawful contributions, gifts, entertainment or other unlawful expenditures, (iv) established or maintained any unlawful fund of corporate monies or other properties, (v) created or caused the creation of any false or inaccurate books and records of the Company or any of its Subsidiaries related to any of the foregoing, or (vi) otherwise violated any provision of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., or any other applicable anti-corruption or anti-bribery law. For purposes of this provision, “Government Official” means any officer or employee of a Foreign Governmental Entity or any department, agency, or instrumentality thereof, or of a public international organization, or any person acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality, or for or on behalf of any such public international organization, or any political party, party official, or candidate thereof, excluding officials related to the government of the United States, and “Foreign Governmental Entity” means any foreign government, any political subdivision thereof, or any corporation or other entity owned or controlled in whole or in part by any government or any sovereign wealth fund, excluding entities related to the government of the United States.

(i)          None of the Company, the Retained Subsidiaries, or any of their respective officers, directors, employees, agents, representatives, consultants, or any other Person associated with or acting for or on their behalf of the Company (i) is a Person with whom transactions are prohibited or limited under any U.S. economic sanctions laws, including those administered by the Office of Foreign Assets Control, or (ii) within the last five (5) years has violated any U.S. economic sanctions laws in connection with the business of the Company. The Company and the Retained Subsidiaries are and for the past five (5) years have been in possession of all licenses or permits required for the lawful conduct of their business under U.S. export control laws, including the Export Administration Regulations and the International Traffic in Arms Regulations. Within the past five (5) years, the Company has made no voluntary disclosures to U.S. Government authorities under U.S. economic sanctions laws or U.S. export control laws and, to the knowledge of the Company, has not been the subject of any governmental investigation or inquiry regarding the compliance of the Company or the Retained Subsidiaries with such laws.

(j)          For the avoidance of doubt, the provisions of this Section 4.10 do not apply to Environmental Laws or Materials of Environmental Concern.

Section 4.11.         Absence of Certain Changes or Events.

(a)          Since December 28, 2013 through the date of this Agreement, (i) the Company and the Retained Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practice, and (ii) except as provided in or contemplated by this Agreement, as set forth in Section 4.11(a) of the Company Disclosure Letter or as required by applicable Legal Requirements, neither the Company nor the Retained Subsidiaries has taken any action since December 28, 2013 that, if taken after the date of this Agreement without the prior written consent of Parent, would constitute a breach of Section 6.2.

(b)          Since December 28, 2013, a Material Adverse Effect has not occurred.

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Section 4.12.         Absence of Litigation. Except as set forth on Section 4.12 of the Company Disclosure Letter, (a) there is no material claim, action, litigation, suit or proceeding, whether criminal, civil or administrative, by or before any Governmental Entity (each, a “Proceeding”) pending or, to the knowledge of the Company, threatened against the Company or the Retained Subsidiaries, or any of its or their properties or assets, (b) there is no pending or, to the knowledge of the Company, threatened material audit, examination or investigation by any Governmental Entity against the Company or the Retained Subsidiaries, or any of its or their properties or assets, (c) there is no pending or threatened Proceeding by the Company or any of the Retained Subsidiaries against any third party, (d) there is no settlement or similar agreement that imposes any material ongoing obligation or restriction on the Company or any of the Retained Subsidiaries, and (e) neither the Company nor any of the Retained Subsidiaries nor any of their respective properties or assets is subject to any material outstanding or, to the knowledge of the Company, threatened order, writ, injunction or decree.

Section 4.13.         Employee Benefit Plans.

(a)          Section 4.13(a) of the Company Disclosure Letter sets forth a complete and correct list of each material Company Plan, other than any Non-U.S. Plan.

(b)          With respect to each material Company Plan, the Company has made available to Parent complete and correct copies of the following (as applicable): (i) the written document evidencing such Company Plan (including all amendments thereto) or, with respect to any such plan that is not in writing, a written description of the material terms thereof; (ii) the most recent summary plan description; (iii) the most recent annual report, financial statement and/or actuarial report; (iv) the most recent determination letter from the Internal Revenue Service (the “IRS”); (v) any related trust agreements, insurance contracts or other funding arrangements; and (vi) any material notices to or from the IRS, any office or representative of the Department of Labor or any other Governmental Entity relating to any unresolved compliance issues in respect of any such Company Plan.

(c)          Each Company Plan (i) has been established, maintained and administered in all material respects in accordance with its terms and applicable Legal Requirements and (ii) if intended to be “qualified” under Section 401 of the Code, has received a favorable determination letter or is covered by a favorable opinion letter from the IRS to such effect (or an application for such a letter is pending) and, to the knowledge of the Company, no fact, circumstance or event has occurred or exists since the date of such letter, if any, that would reasonably be expected to adversely affect the qualified status of any such Company Plan. All material employer and participant contributions, premiums and expenses to or in respect of any Company Plan have been timely paid in full or, to the extent not yet due, have been adequately accrued on the most recent financial statements contained in the SEC Reports to the extent required by GAAP.

(d)          Except as set forth on Section 4.13(d) of the Company Disclosure Letter, none of the Company or any of its Subsidiaries has received notice of any, and, to the knowledge of the Company, there are no, material audits or investigations by any Governmental Entity with respect to, or other actions, claims, suits or other proceedings against or involving any Company Plan or asserting rights or claims to benefits under any Company Plan (other than routine claims for benefits payable in the ordinary course of business). Except as set forth on Section 4.13(d) of the Company Disclosure Letter, no Company Plan provides retiree healthcare or life insurance benefits to any former employee or consultant of the Company or the Retained Subsidiaries other than to the extent required by applicable Legal Requirements and at the sole expense of the former employee or consultant.

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(e)          None of the Company, any Retained Subsidiary, or any ERISA Affiliate of any of them currently or at any time during the six-year period prior to the date hereof has sponsored, maintained, contributed to or had any obligation or liability, contingent or otherwise, with respect to any “employee benefit plan” within the meaning of Section 3(3) of ERISA that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA, including any “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

(f)          Except as set forth on Section 4.13(f) of the Company Disclosure Letter, neither the execution or delivery of this Agreement nor the consummation of the Merger will, either alone or in conjunction with any other event, result in (i) any payment, acceleration, vesting, distribution, material increase in compensation or benefits or obligation to fund benefits with respect to any current or former employee, director or consultant of the Company or any of the Retained Subsidiaries or (ii) any payment or benefit that would be nondeductible to the payor under Section 280G of the Code or subject the recipient to additional Tax under Section 4999 of the Code.

(g)          Section 4.13(g) of the Company Disclosure Letter sets forth a true, complete and correct list of all material Non-U.S. Plans. Each Non-U.S. Plan has been administered in compliance in all material respects with its terms and applicable Legal Requirements, and each Non-U.S. Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities. The present value of the accrued liabilities (whether or not vested) under each Non-U.S. Benefit Plan that is required under applicable Legal Requirements to be funded, determined as of the end of the most recently ended fiscal year of the Company or Retained Subsidiary, as applicable, on the basis of reasonable actuarial assumptions, did not exceed the then-current value of the assets of such Non-U.S. Plan allocable to such accrued liabilities. No current or former employee of the Company or any of the Retained Subsidiaries is entitled to any enhanced benefits on early retirement or redundancy.

Section 4.14.         Labor and Employment Matters. Each of the Company and the Retained Subsidiaries is in compliance in all material respects with all applicable Legal Requirements of the United States, or of any state or local government or any subdivision thereof or of any foreign government respecting (a) employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health, and (b) contributions to employee benefits of whatever nature which the Company and the Retained Subsidiaries are required by law (including any mandatory collective agreement) to make in their capacity as an employer. Neither the Company nor any of the Retained Subsidiaries is a party to or bound by any labor or collective bargaining agreement (other than any industry-wide or statutorily mandated agreement or any non-material agreement in a non-U.S. jurisdiction). There is no unfair labor practice charge pending or, to the knowledge of the Company, threatened which if determined adversely to the Company or the Retained Subsidiaries would be material to the Company or any of the Retained Subsidiaries. To the knowledge of the Company, there are no organizational campaigns, petitions or other activities or proceedings of any labor union, workers’ council or labor organization seeking recognition of a collective bargaining unit with respect to, or otherwise attempting to represent, any of the employees of the Company or any of the Retained Subsidiaries or compel the Company or any of the Retained Subsidiaries to bargain with any such labor union, works council or labor organization. There are no strikes, slowdowns, walkouts or work stoppages pending or, to the knowledge of the Company, threatened. Neither the Company nor any of the Retained Subsidiaries has experienced any such strike, slowdown, walkout, or work stoppage within the past three (3) years.

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Section 4.15.         Insurance. Section 4.15 of the Company Disclosure Letter sets forth a complete and correct list of each material insurance policy under which the Company or any of the Retained Subsidiaries is an insured or otherwise the principal beneficiary of coverage (collectively, the “Insurance Policies”). Each of the Insurance Policies is in full force and effect, all premiums due thereon have been paid in full, and the Company and the Retained Subsidiaries are in compliance with the terms and conditions of such Insurance Policy. Neither the Company nor any of the Retained Subsidiaries is in material breach or default under any Insurance Policy, and no event has occurred which, with notice or lapse of time, would constitute such breach or default, or permit termination or modification, under any Insurance Policy.

Section 4.16.         Tax Matters.

(a)          The Company and each of the Retained Subsidiaries has timely filed, or have caused to be timely filed (taking into account extensions of time to file), all income Tax Returns and all other material Tax Returns required to be filed, and each such Tax Return was true, complete and correct in all material respects, and all material amounts of Taxes due and payable by the Company and each of the Retained Subsidiaries (whether or not shown on any Tax Return) have been paid (or adequate reserves have been made therefor in the most recent audited financial statements contained in the SEC Reports).

(b)          The Company and each of the Retained Subsidiaries has complied in all material respects with all applicable Legal Requirements relating to the deposit, collection, withholding, payment or remittance of any material amount of Tax.

(c)          The most recent financial statements contained in the SEC Reports reflect an adequate reserve, in accordance with GAAP, for all material amounts of Taxes (including for Taxes not yet due and payable) of the Company and each of the Retained Subsidiaries for all Taxable periods and portions thereof through the date of such financial statements.

(d)          There are no Encumbrances (other than Permitted Encumbrances) for any material amount of Tax upon any asset or property of the Company or any of its Subsidiaries.

(e)          No Tax authority has asserted in writing, or threatened in writing to assert, within the preceding three (3) years, a material Tax liability in connection with an audit or other administrative or court proceeding involving Taxes of the Company or any of the Retained Subsidiaries, nor has the Company or any of the Retained Subsidiaries received written notice of any audits, proceedings, or investigations in process (or, to the knowledge of the Company, intended to be initiated) with respect to a material Tax issue that relates to the Company or any of the Retained Subsidiaries, in each case, that remain unresolved.

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(f)          Neither the Company nor any of its Subsidiaries has any material liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Legal Requirements, as a transferee or successor or by contract or agreement (other than (i) ordinary course commercial contracts or agreements the principal purpose of which does not relate to Taxes or (ii) the Separation Agreement).

(g)          Neither the Company nor any of its Subsidiaries has (i) distributed stock of another corporation or has had its stock distributed in a transaction that was purported or intended to be governed, in whole or in part, by Section 355 of the Code within the preceding two (2) years, or (ii) participated, or is currently participating, in a “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b).

(h)          No written claim has been made within the preceding three (3) years by a Governmental Entity in a jurisdiction where the Company or any of the Retained Subsidiaries do not file Tax Returns that it is or may be subject to Tax by, or required to file any Tax Return in, that jurisdiction that remained unresolved.

(i)          Neither the Company nor any of its Subsidiaries has (i) agreed to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of law, (ii) any application pending with any Tax authority requesting permission for changes in accounting methods that relate to the Company or any Retained Subsidiary, in either case, which will require any increase or decrease in any Tax attribute of the Company or any of its Subsidiaries for any period ending after the Closing Date, (iii) any written agreement with a Tax authority with respect to Taxes pursuant to section 7121 of the Code (or any similar provision of state, local or foreign law) with respect to the Company or any of its Subsidiaries, or (iv) an installment sale, open transaction, election under Section 108(i), or prepaid amount, in each case made prior to the Closing Date for which a material amount of taxable income may be realized by the Company or any of the Retained Subsidiaries after the Closing Date.

(j)          There are no requests for rulings or determinations (including in respect of any request to change a method of accounting) in respect of any Tax pending between (i) the Company or any of the Retained Subsidiaries, and (ii) any Governmental Entity. There is no Tax-related power of attorney outstanding with respect to the Company or any of the Retained Subsidiaries that will be in effect after the Closing. Neither the Company nor any of its Subsidiaries has granted any waiver of any statute of limitation with respect to, or any extension of a period for the assessment or collection of, any material Tax (other than through ordinary course extensions of time to file any Tax Return for which permission from a taxing authority is not required).

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Section 4.17.         Environmental Matters.

(a)          Except as would not reasonably be expected to result in the Company or the Retained Subsidiaries incurring material liabilities under Environmental Laws: (i) the Company and the Retained Subsidiaries comply and have complied with all applicable Environmental Laws, and possess, maintain and comply with, and have possessed, maintained and complied with, all with all applicable Environmental Permits required under such Environmental Laws to operate; (ii) there has been no Release of Materials of Environmental Concern at, under on or from any of the Owned Real Property or the Leased Real Property or, to the knowledge of the Company, any real property formerly owned, leased or operated by the Company and the Retained Subsidiaries; (iii) neither the Company nor any of the Retained Subsidiaries has received any written notification alleging that it is liable for, or request for information pursuant to section 104(e) of the Comprehensive Environmental Response, Compensation and Liability Act or similar state statute concerning, any Release or threatened Release of Materials of Environmental Concern at or from any location except, with respect to any such notification or request for information concerning any such Release or threatened Release, to the extent such matter has been resolved with the appropriate Governmental Entity or otherwise; and (iv) neither the Company nor any of the Retained Subsidiaries has received any written claim, notice or complaint, or been subject to any Proceeding, relating to noncompliance with Environmental Laws or any other liabilities or obligations arising from Materials of Environmental Concern or pursuant to Environmental Laws, and to the knowledge of the Company no such Proceeding has been threatened.

(b)          To the knowledge of the Company, no condition or state of facts exists with respect to the Company, the Retained Subsidiaries or Spinco, the Owned Real Property or Leased Real Property, or any property currently or previously owned, operated or leased by the Company, the Retained Subsidiaries or Spinco that is reasonably likely to result in liability of the Company or the Retained Subsidiaries under any applicable Environmental Law or Environmental Permit.

(c)          The Company has made available to Parent true, correct and complete copies of all material environmental assessments, audits, studies, reports, and analyses with respect to the Owned Real Property, the Leased Real Property or any real property formerly owned, leased or operated by the Company or the Retained Subsidiaries, and all material correspondence related to any current or outstanding material liabilities under Environmental Laws to the extent such documentation is in the possession, custody or control of the Company or its Subsidiaries.

Section 4.18.         Affiliate Transactions. Except as set forth in Section 4.18 of the Company Disclosure Letter, no executive officer or director of the Company or the Retained Subsidiaries and no Person known by the Company to currently own more than five percent (5%) or more of the Shares, is a party to any contract with or binding upon the Company or the Retained Subsidiaries or any of their respective properties or assets, has any interest in any property owned by the Company or any of the Retained Subsidiaries or has engaged in any transaction with the Company or any of the Retained Subsidiaries within the last twelve (12) months, in each case, that is of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

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Section 4.19.         Proxy Statement.

(a)          The Proxy Statement and the Spinco Registration Statement (including any amendments or supplements thereto) will not, at the time the Proxy Statement is first mailed to stockholders of the Company, at the time any amendment or supplement thereto is filed with the SEC, and at the time of any Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by the Company with respect to information supplied in writing by Parent, Merger Sub or any Affiliate of Parent or Merger Sub for inclusion in the Proxy Statement or the Spinco Registration Statement. The Proxy Statement and the Spinco Registration Statement will, at the time the Proxy Statement is first mailed to stockholders of the Company, at the time of the Stockholders’ Meeting, and at the time any amendment or supplement thereto is filed with the SEC, comply as to form in all material respects with the provisions of the Exchange Act and the rules and regulations of the SEC promulgated thereunder.

Section 4.20.         Opinion of Financial Advisor. Prior to the execution of this Agreement, the Financial Advisor has delivered to the Company Board its Fairness Opinion, dated on or about the date hereof, to the effect that, as of such date and based upon and subject to the matters set forth therein, the Cash Merger Consideration to be received by holders of Shares in the Merger is fair, from a financial point of view, to such holders. A true, correct and complete copy of the Fairness Opinion has been made available to Parent. The Company has been authorized by the Financial Advisor to permit the inclusion of the Fairness Opinion and/or references thereto in the Proxy Statement.

Section 4.21.         Brokers; Certain Fees. No broker, finder or investment banker is or will be entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of the Company or the Retained Subsidiaries, other than the Financial Advisor.

Section 4.22.         Vote Required. The only vote of the stockholders of the Company required under any Legal Requirement, the rules of the New York Stock Exchange or the certificate of incorporation or bylaws of the Company to adopt this Agreement and approve the transactions contemplated hereby is the Requisite Stockholder Approval.

Section 4.23.         Anti-Takeover Provisions. No “fair price”, “moratorium”, “control share acquisition”, or other similar anti-takeover statute or regulation enacted under state or federal laws in the United States (with the exception of Section 203 of the DGCL) is applicable to the Company, the Shares, the Merger, the Agreement or the other transactions contemplated hereby. Assuming the accuracy of the representations and warranties set forth in Section 5.8, the action of the Company Board in approving this Agreement and the transactions contemplated hereby is sufficient to render inapplicable to this Agreement and the transactions contemplated hereby the restrictions on “business combinations” (as defined in Section 203 of the DGCL) as set forth in Section 203 of the DGCL.

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Section 4.24.         Product Liability and Product Warranty.

(a)          There has not been, nor, to the knowledge of the Company, is there under consideration, any claim alleging that any product machined, fabricated, distributed, marketed or sold by the Company or any of the Retained Subsidiaries does not comply with customer specifications other than, in each case, for any such claim as has not resulted in, and would not reasonably be expected to result in material liability to the Company or any of the Retained Subsidiaries. Neither the Company nor any of the Retained Subsidiaries has offered any express warranty outside of the ordinary course of business in respect of any such products other than as set forth in the Material Contracts. The Company and the Retained Subsidiaries have maintained all third-party accreditations and certifications necessary to satisfy the specifications of all customers.

(b)          During the last three (3) years, none of the Company or any of the Retained Subsidiaries has received written notice as to any claim or allegation of, and none of Company or any of the Retained Subsidiaries has been a party or subject to any Proceeding or order relating to, bodily or personal injury, death or property or economic damages, any claim for punitive, exemplary or consequential damages, or any claim for injunctive relief in connection with any product manufactured, sold or distributed by, or in connection with any service provided by, or based on any error or omission or negligent act in the performance of services by, the Company, the Retained Subsidiaries or any of their respective employees.

(c)          Each product machined, fabricated, distributed, marketed or sold by the Company or any of the Retained Subsidiaries (i) is and has been in compliance in all material respects with all applicable Legal Requirements, including the Federal Food, Drug and Cosmetic Act, the Medical Device Amendments, Current Good Manufacturing Practices, the Quality System Regulations, and similar Legal Requirements in any foreign jurisdiction where the products are distributed or sold and (ii) conforms in all material respects to any promises or affirmations of fact made on the container or label for such product or by customer product specifications.

(d)          Except as set forth on Section 4.24(d) of the Company Disclosure Letter, neither the Company nor any of the Retained Subsidiaries has, either voluntarily or involuntarily, initiated, conducted or issued any material recall, field notifications, field corrections, market withdrawal or replacement, investigator notice, safety alert or other notice or action, in each case, relating to a material lack of safety, efficacy or regulatory compliance of any of their respective products. To the knowledge of the Company, no customer has made such notice or taken such action in connection with a product or component machined, fabricated, distributed, marketed or sold by the Company or any of the Retained Subsidiaries.

Section 4.25.         Customers and Suppliers.

(a)          Section 4.25(a) of the Company Disclosure Letter sets forth a true, correct and complete list of the twenty-five (25) most significant customers of the OEM Solutions Business (as measured by the dollar amount of sales revenue received therefrom) for each of the twelve-month periods ended December 28, 2013 and December 29, 2012 and the six-month period ended June 28, 2014, and the aggregate amount of revenue for each such customer during such period. None of the Company or any its Subsidiaries has received any notice or, to the knowledge of the Company, has any reason to believe that any such customer has ceased, or intends to cease, has materially diminished or otherwise modified, or intends to materially diminish or otherwise modify, the use of the products or services of the OEM Solutions Business.

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(b)          Section 4.25(b) of the Company Disclosure Letter sets forth a true, correct and complete list of each of the names of each of the twenty-five (25) most significant suppliers (by total spending) of the OEM Solutions Business for each of the twelve-month period ended December 28, 2013 and December 29, 2012 and the six-month period ended June 28, 2014, and the amount for which each such supplier invoiced the Company and its Subsidiaries during such period. None of the Company or any its Subsidiaries has received any notice or, to the knowledge of Company, has any reason to believe that any such supplier will not sell raw materials, supplies, component, merchandise and other goods to the OEM Solutions Business on terms and conditions substantially similar to those used in its current sales to the OEM Solutions Business as of the date of this Agreement.

(c)          Section 4.25(c) of the Company Disclosure Letter sets forth a true, correct and complete list of each of the top twenty-five (25) most significant products produced, manufactured, sold and delivered by the OEM Solutions Business (as measured by the dollar amount of sales revenue received by the Company and its Subsidiaries) for each of the twelve-month periods ended December 28, 2013 and December 29, 2012 and the six-month period ended June 28, 2014, and the amount of revenue for each such product during such period. None of the Company or any its Subsidiaries has received any notice from any Governmental Entity, customer or other Person or, to the knowledge of the Company, has reason to believe that the production, manufacture, promotion or sales of products or services by the Company or any of its Subsidiaries relating to any such product has declined or been delayed or impaired, or is likely to cease, decline or become delayed or impaired.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES
OF HOLDINGS, PARENT AND MERGER SUB

Holdings, Parent and Merger Sub, jointly and severally, hereby represent and warrant to the Company that:

Section 5.1.          Organization. Each of Holdings, Parent and Merger Sub is a corporation validly existing and in good standing under the laws of the jurisdiction in which it is incorporated, with all corporate power and authority necessary to own its properties and conduct its business as currently conducted. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub, free and clear of all Encumbrances.

Section 5.2.          Authority.

(a)          Each of Holdings, Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the Merger. The execution and delivery of this Agreement by each of Holdings, Parent and Merger Sub, and the consummation by each of Holdings, Parent and Merger Sub of the Merger have been duly and validly authorized by all necessary corporate action of Holdings, Parent and Merger Sub, and no other corporate action on the part of Holdings, Parent or Merger Sub is necessary to authorize this Agreement or to consummate the Merger.

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(b)          This Agreement has been duly and validly executed and delivered by Holdings, Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Holdings, Parent and Merger Sub enforceable against each of Holdings, Parent and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 5.3.          No Conflict; Required Filings and Consents.

(a)          The execution and delivery of this Agreement and the consummation of the Merger by Holdings, Parent and Merger Sub, do not and will not (i) conflict with or violate the respective certificates of incorporation or bylaws (or similar governing documents) of Parent or Merger Sub, (ii) assuming that all consents, approvals and authorizations contemplated by Section 5.3(b) have been obtained, and all filings described in Section 5.3(b) been made, conflict with or violate any Legal Requirement applicable to Parent or Merger Sub or by which either of them or any of their respective properties are bound or (iii) (A) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) or (B) give rise to any right of termination, cancellation, amendment or acceleration of, or (C) result in the creation of any Encumbrance on any of the properties or assets of Parent or Merger Sub under, any Contractual Obligation to which Parent, Merger Sub or any of their respective Subsidiaries is a party or by which Parent, Merger Sub or any of their respective Subsidiaries or any of their respective properties are bound, except, in the case of clause and (iii), for any such conflict, violation, breach, default, acceleration, loss, right or other occurrence that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)          The execution and delivery of this Agreement by each of Holdings, Parent and Merger Sub and the consummation of the Merger by each of Holdings, Parent and Merger Sub do not and will not require any consent, approval, authorization or permit of, action by, filing with or notification to, any Governmental Entity, except for (i) applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder, and state securities, takeover and “blue sky” laws, (ii) the applicable requirements of the HSR Act, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL, and (iv) any such consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.4.          Absence of Litigation. There is no Proceeding pending or, to the knowledge of Holdings or Parent, threatened against Holdings, Parent or any of their respective Subsidiaries, other than any such Proceeding that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. None of Holdings, Parent nor their respective Subsidiaries nor any of their respective properties or assets is subject to outstanding or, to the knowledge of Parent, threatened order, writ, injunction or decree, except for those that would not have a Parent Material Adverse Effect.

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Section 5.5.          Proxy Statement. None of the information supplied by or on behalf of Parent, Merger Sub or any Affiliate of Parent or Merger Sub for inclusion in the Proxy Statement or the Spinco Registration Statement will, at the times such documents are filed with the SEC, at the time any amendment or supplement thereto is filed with the SEC and, in the case of the Proxy Statement, at the time the Proxy Statement is mailed to stockholders of the Company and at the time of any Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 5.6.          Brokers. No broker, finder or investment banker is or will be entitled to any brokerage, finder’s or other fee or commission from the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement based upon arrangements made by and on behalf of Parent or Merger Sub.

Section 5.7.          Operations of Merger Sub. Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated by this Agreement and prior to the Effective Time will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein.

Section 5.8.          Share Ownership. None of Holdings, Parent, Merger Sub or any of their Affiliates is or has been during the past three years an “interested stockholder” of the Company as defined in Section 203 of the DGCL. None of Parent, Merger Sub or any of their controlled Affiliates beneficially owns, directly or indirectly, or is the record holder of (or during the past three years has beneficially owned, directly or indirectly, or been the record holder of), or is (or during the past three years has been) a party to any Contractual Obligation (other than this Agreement and the Confidentiality Agreement), arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any Shares or any option, warrant or other right to acquire any Shares.

Section 5.9.          Vote/Approval Required. No vote or consent of the holders of any class or series of capital stock of Holdings or Parent is necessary to approve the Merger. The vote or consent of Parent as the sole stockholder of Merger Sub (which will occur promptly following the execution and delivery of this Agreement) is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve this Agreement or the Merger.

Section 5.10.         Other Agreements. Parent has disclosed to the Company all contracts, agreements or understandings (and, with respect to those that are written, Parent has furnished to the Company correct and complete copies thereof) between or among Holdings, Parent, Merger Sub or any Affiliate of Holdings or Parent, on the one hand, and any member of the Company Board or officers or employees of the Company or the Retained Subsidiaries, on the other hand.

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Section 5.11.         Financing. Parent has delivered to the Company true, correct and complete copies, as of the date of this Agreement, of (a) an executed commitment letter (the “Equity Commitment Letter”) from Genstar Capital Partners V, L.P. and Genstar Capital Partners VI, L.P. to provide, subject to the terms and conditions therein, cash in the aggregate amount set forth therein (the “Equity Financing”) and (b) an executed debt financing commitment letter from Credit Suisse Securities (USA) LLC (including any other Person that becomes party to such letter after the date hereof, the “Commitment Parties”) and the fee letters associated therewith (the “Fee Letter” and, together with the debt financing commitment letter, the “Debt Commitment Letter” and, together with the Equity Commitment Letter, the “Commitment Letters”) (provided, that provisions in the Fee Letter related solely to fees, economic terms (other than covenants) and “flex” provisions may be redacted (none of which redacted provisions adversely affect the availability of or impose additional conditions on, the availability of the Debt Financing at the Closing)) to provide, subject to the terms and conditions therein, debt financing in the amounts set forth therein (the “Debt Financing”, and, together with the Equity Financing, collectively referred to as the “Financing”). As of the date hereof, none of the Commitment Letters have been amended or modified and no such amendment or modification is contemplated or pending (other than amendments or modifications to the Debt Commitment Letter solely to add lenders, lead arrangers, bookrunners, syndication agents and similar entities). As of the date hereof, the respective commitments contained in the Commitment Letters have not been withdrawn, terminated or rescinded in any respect, and no such withdrawal, termination or rescission is contemplated by Parent or Merger Sub or, to the knowledge of Parent, the other parties thereto. There are no side letters or other Contractual Obligations or arrangements that could affect the availability of the Financing other than as expressly set forth in the Commitment Letters furnished to the Company pursuant to this Section 5.11. As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent or Merger Sub or or any of their respective Affiliates or, to the knowledge of Parent, any other Person, in each case under either of the Commitment Letters. The Commitment Letters are not subject to any conditions (including pursuant to any flex provisions in the Fee Letter or otherwise) other than as set forth expressly therein and are in full force and effect and are the legal, valid, binding and enforceable obligations of Parent, Merger Sub and, to the knowledge of Parent, each of the other parties thereto, as the case may be, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity). All commitments and other fees required to be paid under the Commitment Letters prior to the date hereof have been paid in full, and as of the date hereof Parent is unaware of any fact or occurrence existing on the date hereof that would reasonably be expected to make any of the assumptions or any of the statements set forth in the Commitment Letters inaccurate or that would reasonably be expected to cause the Commitment Letters to be ineffective. As of the date hereof, assuming the conditions set forth in Sections 7.1 and 7.3 are satisfied at Closing, Parent has no reason to believe that any of the conditions to the Financing will not be satisfied or that the full amount of the Financing will not be available in full to Holdings, Parent and Merger Sub on the Closing Date. Assuming satisfaction of the conditions set forth in Sections 7.1 and 7.3 and the funding of the Debt Financing in accordance with the Debt Commitment Letter, the aggregate proceeds contemplated by the Commitment Letters when funded, together with cash and cash equivalents available to Parent, Merger Sub and the Surviving Corporation, will be sufficient for Merger Sub to pay the aggregate Cash Merger Consideration to be paid at the Closing and any other amounts required to be paid by Holdings, Parent and Merger Sub at the Closing in connection with the consummation of the transactions contemplated hereby and to pay all related fees and expenses of Holdings, Parent and Merger Sub required to be paid at the Closing in connection therewith.

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ARTICLE VI.
COVENANTS

Section 6.1.          Conduct of Business of the Company Pending the Merger.

(a)          Except as provided in or contemplated by this Agreement or the Transaction Agreements (including the restructuring transactions set forth in the Spinoff Plan), as set forth in Section 6.1 of the Company Disclosure Letter, as prohibited or required by applicable Legal Requirements, or as consented to by Parent, which decision with respect to such consent will not be unreasonably withheld, delayed or conditioned, during the period from the date of this Agreement to the earlier of the Effective Time and termination of this Agreement, the Company shall, and shall cause each of its Subsidiaries to, conduct its operations in the ordinary course of business and use its commercially reasonable efforts to preserve its business organization and maintain existing relations and goodwill with Governmental Entities, employees, customers, suppliers, creditors, lessors and all other Persons having material business relationships with the Company or any of its Subsidiaries.

(b)          The Company shall undertake (and shall cause its Subsidiaries to undertake) the restructuring transactions contemplated by Sections 2.1, 2.2 and 2.3 of the Separation Agreement, but only in accordance with the Spinoff Plan.

Section 6.2.          Restrictions on the Conduct of Business of the Company Pending the Merger. Without limiting the generality of Section 6.1, except as provided in or contemplated by this Agreement or the Transaction Agreements (including any restructuring transactions contemplated by the Separation Agreement (in accordance with the Spinoff Plan)), as set forth in Section 6.2 of the Company Disclosure Letter, or as required by applicable Legal Requirements, during the period from the date of this Agreement to earlier of the Effective Time and the termination of this Agreement, without the prior written consent of Parent, which decision with respect to such consent will not be unreasonably withheld, delayed or conditioned, the Company will not, and will cause the Retained Subsidiaries not to:

(a)          amend or otherwise change its certificate of incorporation or bylaws or any similar governing instruments;

(b)          issue, deliver, sell, pledge, dispose of or encumber any Company Securities or other rights of any kind to acquire or receive any Company Securities, except for the issuance of Shares upon the exercise of Company Equity Awards outstanding as of the date of this Agreement, and except for the issuance of Shares upon the exercise of Company Equity Awards expected to be granted prior to the Closing Date and described in Section 6.2(b) of the Company Disclosure Letter;

(c)          declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except for (i) the payment of the Spinco Consideration and the Spinco Consideration Equivalent Amount in respect thereof in accordance with this Agreement and the Separation Agreement, and (ii) any dividend or distribution by a Subsidiary to the Company or another Subsidiary of the Company;

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(d)          adjust, recapitalize, reclassify, combine, split, subdivide, redeem, purchase or otherwise acquire any shares of capital stock or other securities or equity interests of the Company, other than the acquisition of Shares from current or former directors, employees, former employees or independent contractors upon the vesting of Company Equity Awards outstanding as of the date of this Agreement in connection with a cashless exercise of Company Options, or in order to pay Taxes in connection with the exercise or vesting of Company Equity Awards outstanding as of the date of this Agreement;

(e)          make or offer to make any acquisition, by means of a merger or otherwise, of any business, assets or securities, or any sale, lease, encumbrance or other disposition of any business, assets or securities of the Company or any of the Retained Subsidiaries, in each case other than the purchase and sale of goods and services in the ordinary course of business consistent with past practice;

(f)          enter into, amend in any material respect, renew, terminate, or grant any release or relinquishment of any material rights under, any Material Contract (or any Contractual Obligation that would be a Material Contract if entered into prior to the date hereof);

(g)          authorize or make any capital expenditures in excess of $100,000 above the amounts reflected in the Company’s capital expenditure budget;

(h)          incur or modify in any material respect the terms of any Indebtedness of the Company or any of the Retained Subsidiaries, or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, any Indebtedness of any other Person, or make any loans, advances or capital contributions to, or investments in, any other Person (other than the Retained Subsidiaries);

(i)          other than as required by the terms of any Company Plan as in effect on the date hereof, (i) increase, agree to increase, provide new or agree to provide new compensation, severance, perquisites or other benefits, whether or not in cash, to current or former directors, officers or employees of the Company or any of the Retained Subsidiaries with annual base compensation in excess of $100,000, or consultants of the Company or any of the Retained Subsidiaries, other than an increase in base compensation in the ordinary course of business consistent with past practice, (ii) terminate any directors, employees or consultants of the Company or any of the Retained Subsidiaries currently earning annualized base compensation of more than $100,000, other than for cause, or (iii) enter into, adopt, amend or terminate any Company Plan, except, in the case of clause (iii), any non-material amendment to a Company Plan that would not result in a material liability to Parent;

(j)          make any change in any accounting principles, except as may be appropriate to conform to changes in statutory or regulatory accounting rules or GAAP or regulatory requirements with respect thereto;

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(k)          compromise, settle or agree to settle any Proceeding material to the Company or any of its Subsidiaries, other than compromises, settlements or agreements that relate to this Agreement and the transactions contemplated hereby;

(l)          enter into any labor or collective bargaining agreement, through negotiation or otherwise, or make any commitment or incur any liability to any labor organization with respect to the Company or any of its Subsidiaries;

(m)          adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, merger, consolidation or other reorganization;

(n)          (i) other than in the ordinary course of business: (A) make or change any material Tax election of the Company or its Subsidiaries; (B) settle or compromise any material Tax liability of the Company or any of its Subsidiaries or settle or compromise any Tax liability that could have a material effect on the Company or its Subsidiaries in future taxable years; (C) make any material change in any method of Tax accounting; (D) file any material amendment to an income or other material Tax Return; or (E) waive or extend any statute of limitations in respect of any material Taxes except as required by Applicable Law; or (ii) fail to promptly notify Parent of any material audit, examination, investigation, written claim or other proceeding by any Governmental Entity relating to Taxes that arises prior to the Effective Time;

(o)          sell, assign, license, transfer, convey, lease or otherwise dispose of any Company Intellectual Property, other than in the ordinary course of business;

(p)          fail to pay any maintenance or similar fees, or fail to take any other appropriate actions as necessary, to prevent the abandonment, loss or impairment of all Owned Company Intellectual Property;

(q)          engage in any new business, invest in, make a loan, advance or capital contribution to, or otherwise acquire the securities of any other Person or introduce any material change with respect to the operation of the Company and its Subsidiaries; or

(r)          agree to take any of the actions described in Section 6.2(a) through (q).

Section 6.3.          Access to Information; Confidentiality.

(a)          From and after the date of this Agreement until the Effective Time, the Company will, upon reasonable advance notice: (i) give Parent and Merger Sub and their respective Representatives reasonable access during normal business hours to relevant employees and facilities and to relevant books, contracts and records (including Tax Returns) of the Company and its Subsidiaries and cause the Company’s Representatives to provide access to their work papers and such other information as Parent or Merger Sub may reasonably request; (ii) permit Parent and Merger Sub to make such non-invasive inspections respecting the Company and the Retained Subsidiaries as they may reasonably request, including environmental site assessments and limited compliance reviews of the Leased Real Property upon signing this Agreement; and (iii) cause its and the Retained Subsidiaries’ officers to furnish Parent and Merger Sub with such financial and operating data and other information with respect to the business, properties and personnel of the Company and the Retained Subsidiaries as Parent or Merger Sub may from time to time reasonably request.

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(b)          Information obtained by Parent or Merger Sub pursuant to Section 6.3(a) will constitute “Evaluation Materials” under the Confidentiality Agreement and will be subject to the provisions of the Confidentiality Agreement.

(c)          Nothing in Section 6.3(a) will require the Company to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company would (i) violate any of its or its Affiliates’ respective obligations with respect to confidentiality, (ii) result in a violation of applicable Legal Requirements or (iii) result in loss of legal protection, including the attorney-client privilege and work product doctrine; provided, however, that, in each case, the Company shall use its commercially reasonable efforts to minimize the effects of such restriction or to provide a reasonable alternative to such access.

Section 6.4.          Acquisition Proposals.

(a)          Subject to Section 6.4(b) and Section 6.4(d), the Company will not, and will cause its Subsidiaries and Representatives not to, directly or indirectly, from the date hereof until the earlier of the Closing and the termination of this Agreement: (i) initiate, solicit or knowingly encourage or knowingly facilitate the submission of any Acquisition Proposal or engage in any negotiations with respect thereto, (ii) except for a confidentiality agreement contemplated pursuant to Section 6.4(b), enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement relating to an Acquisition Proposal, or (iii) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in a manner adverse to Parent or Merger Sub, the Company Board Recommendation (a “Change of Board Recommendation”); provided, that a customary “stop, look and listen” communication by the Company Board pursuant to Rule 14d-9(f) of the Exchange Act shall not be prohibited or deemed to be a Change of Board Recommendation. The Company will immediately cease any solicitation, discussion or negotiation with any Person by the Company, the Retained Subsidiaries or any of their Representatives with respect to any Acquisition Proposal and, to the extent the Company is contractually permitted to do so, will request the return or destruction of all confidential information provided by or on behalf of the Company or the Retained Subsidiaries to any such Person.

(b)          Notwithstanding anything to the contrary contained in Section 6.4(a), if at any time following the date of this Agreement and prior to the earlier of the Closing and the termination of this Agreement, (i) the Company has received a written Acquisition Proposal that the Company Board believes is bona fide, and (ii) the Company Board determines that such Acquisition Proposal constitutes or is reasonably likely to lead to or result in a Superior Proposal or that the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Legal Requirements, then the Company may, at any time prior to obtaining the Requisite Stockholder Approval (but in no event after obtaining the Requisite Stockholder Approval), and subject to clauses (1) and (2) below, (A) furnish information with respect to the Company and the Retained Subsidiaries to the Person making such Acquisition Proposal and its Representatives and (B) engage or participate in discussions or negotiations regarding such Acquisition Proposal; provided, that (1) the Company will, as promptly as reasonably practicable, provide to Parent any material non-public information concerning the Company or the Retained Subsidiaries provided or made available to such other Person that was not previously provided or made available to Parent and (2) the Company will not, and will cause its Subsidiaries and Representatives not to, disclose any material non-public information to such Person unless the Company has, or first enters into, a confidentiality agreement with such Person with substantially similar confidentiality provisions, in the aggregate, as those in the Confidentiality Agreement; provided, however, that such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with the Company and may not restrict the Company from complying with this Section 6.4.

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(c)          The Company will promptly (and in any event within twenty-four (24) hours) notify Parent in the event that the Company receives any Acquisition Proposal or written indication by any Person that it is considering making an Acquisition Proposal, and shall, in any such notice to Parent, indicate the identity of the Person making such Acquisition Proposal or indication and the terms and conditions of any such Acquisition Proposal or indication. The Company will provide Parent promptly (and in any event within such twenty-four (24) hour period) a copy of any such Acquisition Proposal or indication and copies of any other written materials received from or on behalf of such Person relating to such Acquisition Proposal or indication. The Company will keep Parent reasonably informed of any material changes in any Acquisition Proposal or indication, including furnishing copies of any written correspondence and draft documentation.

(d)          Notwithstanding anything in Section 6.4(a) to the contrary, but subject to the provisions of Section 6.3(e), if (i) the Company receives a written Acquisition Proposal that the Company Board believes is bona fide, and (ii) the Company Board concludes such Acquisition Proposal constitutes a Superior Proposal, the Company Board may at any time prior to obtaining the Requisite Stockholder Approval, if it determines in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the directors’ fiduciary duties under applicable Legal Requirements, (A) effect a Change of Board Recommendation and/or (B) terminate this Agreement; provided, however, that the Company may not enter into a definitive agreement providing for the implementation of a transaction that is a Superior Proposal unless this Agreement shall have been terminated by the Company in accordance with Section 8.3(b).

(e)          The Company shall not be entitled to effect a Change of Board Recommendation or terminate this Agreement pursuant to Section 6.4(d) with respect to a Superior Proposal unless (i) the Company has complied in all material respects with this Section 6.4, (ii) the Company has provided prior written notice to Parent at least four (4) Business Days in advance of its intention to take such action with respect to such Superior Proposal, which notice specifies the terms and conditions of such Superior Proposal and includes a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents, (iii) during such four (4) Business Day period, the Company shall, and shall cause its Representatives to, negotiate with Parent and Merger Sub in good faith (to the extent Parent and Merger Sub desire to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Superior Proposal ceases to constitute a Superior Proposal, and (iv) following the end of such four (4) Business Day period, the Company Board shall have determined in good faith, taking into account any changes to the terms of this Agreement proposed by Parent to the Company in response to such Superior Proposal or otherwise, that the Superior Proposal continues to constitute a Superior Proposal. Any amendment to the financial terms or any other material amendment of such Superior Proposal shall require the Company to comply again with the requirements of this Section 6.4(e).

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 Section 6.5.          Employment and Employee Benefits Matters.

(a)          Parent will cause the Surviving Corporation and each of the Retained Subsidiaries, for the period commencing at the Closing and ending on December 31, 2015, to maintain for the individuals employed by the Company or the Retained Subsidiaries at the Effective Time and who (i) remain employed by the Surviving Corporation or the Retained Subsidiaries or (ii) become employed by Parent or any of its Affiliates (other than the Surviving Corporation or the Retained Subsidiaries), in each case, following the Effective Time (the “Current Employees”) (A) base compensation and annual target cash incentive compensation (expressed as a percentage of base compensation or as a fixed dollar amount, as applicable, and excluding any cash incentive compensation required to be disclosed pursuant to Section 4.13(f)(i) (other than any amounts described in Section 6.5(c) below) at least as favorable to the employee as at the Effective Time and (B) benefits provided under employee benefit plans of Parent or its Affiliates that are substantially comparable in the aggregate to the benefits maintained for and provided to Current Employees as a group immediately prior to the Effective Time; provided, however, that nothing in this Section 6.5 will prevent the amendment or termination of any particular Company Plan or the termination of employment of any Current Employee or interfere with the Surviving Corporation’s right or obligation to make such changes as are necessary, or act in any other manner, to conform with applicable Legal Requirements.

(b)          Parent will, and will cause the Surviving Corporation to, cause service rendered by Current Employees with the Company or any of its Subsidiaries prior to the Effective Time to be taken into account for vesting and eligibility purposes (but not for accrual purposes, under any defined benefit plan) under employee benefit plans of Parent or its affiliates, the Surviving Corporation and the Retained Subsidiaries, to the same extent as such service was taken into account under the corresponding Company Plans for those purposes, except where such service credit would result in the duplication of benefits. Parent will, and will cause the Surviving Corporation to, use commercially reasonable efforts to ensure that (i) Current Employees will not be subject to any eligibility requirements or pre-existing condition limitations under any employee health benefit plan of Parent or its Affiliates, the Surviving Corporation or the Retained Subsidiaries for any condition for which they would have been entitled to coverage under the corresponding Company Plan in which they participated prior to the Effective Time and (ii) Current Employees are given credit under such employee benefit plans for pre-Closing co-payments made and amounts paid toward deductibles and maximum out-of-pocket limitations in the year in which the Effective Time occurs.

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(c)          Immediately prior to the Effective Time, each employee of the Company and the Retained Subsidiaries who then participates in the Company’s 2014 Cash Bonus Program (the “Cash Bonus Program”) and who remains employed through the Effective Time shall vest in and become entitled to receive a cash payment from the Company, payable on the Closing Date, equal to the product of (i) the annual bonus award that would be earned by the employee for the year in which the Effective Time occurs under the Cash Bonus Program (assuming a full year of performance) based upon actual performance through the Closing Date, as reasonably determined by the Company, and (ii) a fraction, the numerator of which is the number of days elapsed in the plan year from the commencement of the plan year until the date on which the Effective Time occurs and the denominator of which is 365 (the “Bonus”); provided, that the aggregate Bonus amount payable to all employees of the Company and the Retained Subsidiaries pursuant to this Section 6.5(c) shall not exceed $4,100,000. Notwithstanding the foregoing, with respect to those employees of the Company who are employed by Spinco or its Subsidiaries or whose employment is transferred to Spinco in connection with the transactions contemplated by the Separation Agreement and who participate in the Cash Bonus Program immediately prior to the Closing (the “Spinco Bonus Employees”), immediately prior to the Effective Time the Company will, in lieu of the foregoing, transfer to Spinco an amount in cash equal to the aggregate Bonus amount payable to the Spinco Bonus Employees as of the Effective Time as calculated in accordance with the immediately preceding sentence; provided, that the aggregate Bonus amount payable to Spinco in respect of the Spinco Bonus Employees Subsidiaries pursuant to this Section 6.5(c) shall not exceed $1,600,000.

(d)          The provisions of this Section 6.5 are solely for the benefit of the parties to this Agreement in their capacities as such. No provision of this Section 6.5 shall (i) give any third party any right to enforce the provisions of this Section 6.5, (ii) obligate Parent, the Company, any Retained Subsidiary or any Affiliate of any of the foregoing to retain the employment of any particular employee for any period of time or preclude Parent, the Company, any Retained Subsidiary or any Affiliate of any of the foregoing from terminating the employment of any such employee at any time and for any or no reason, or (iii) be deemed to constitute the adoption of, or an amendment to, any Company Plan or other employee benefit arrangement governing any current or former employee or individual consultant of Parent, the Company, any Retained Subsidiary or any Affiliate of any of the foregoing.

Section 6.6.          Directors’ and Officers’ Indemnification and Insurance.

(a)          Parent and Merger Sub will cause the Surviving Corporation’s certificate of incorporation and bylaws to contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation from liabilities of present and former directors, officers and employees of the Company (each, together with such person’s heirs, executors or administrators, an “Indemnified Party” and collectively, the “Indemnified Parties”) than are currently provided in the certificate of incorporation and bylaws and the indemnification agreements currently in place between the Company and any such Persons and set forth on Section 6.6(a) of the Company Disclosure Letter, which provisions will not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any such individuals until the sixth (6th) anniversary of the Effective Time, or, in the event that any Proceeding is pending or asserted or any claim made during such period, until the disposition of any such Proceeding or claim, unless such amendment, modification or repeal is required by applicable Legal Requirements, in which case Parent agrees, and will cause the Surviving Corporation, to make such changes to the certificate of incorporation and the bylaws as to have the least adverse affect on the rights of the individuals referenced in this Section 6.6.

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(b)          The Company will purchase by the Effective Time tail policies to the current directors’ and officers’ liability insurance policies maintained at such time by the Company, which tail policies (i) will be effective for a period from the Effective Time through and including the date six (6) years after the Effective Time with respect to claims arising from facts or events that existed or occurred prior to or at the Effective Time, and (ii) will contain coverage that is at least as protective to such directors and officers as the coverage provided by such existing policies. Parent will cause such policies to be maintained in full force and effect for their full term, and cause all obligations thereunder to be honored by the Surviving Corporation.

(c)          This Section 6.6 will survive the consummation of the Merger and is intended to benefit, and will be enforceable by, any Indemnified Party. The rights provided for in this Section 6.6 will not be deemed exclusive of any other rights to which the Indemnified Party is entitled whether pursuant to law, contract or otherwise. If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and will not be the continuing or surviving corporation or entity resulting from such consolidation or merger or (ii) transfers all or a majority of its properties and assets to any Person, then, and in each such case, proper provision will be made so that the successors and assigns of the Surviving Corporation will assume the applicable obligations set forth in this Section 6.6.

Section 6.7.          Further Action; Efforts.

(a)          Subject to the terms and conditions of this Agreement, prior to the Effective Time, each party will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirements to consummate the Separation, the Merger and the other transactions contemplated by this Agreement and the Transaction Agreements. Notwithstanding anything in this Agreement to the contrary, the parties hereto agree to (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act as promptly as practicable (and in any event within five (5) Business Days after the date of the Agreement), and (ii) supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act. The parties will also consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Laws. Without limiting the foregoing, the parties hereto agree (A) to give each other reasonable advance notice of all meetings with any Governmental Entity relating to any Antitrust Laws, (B) to give each other an opportunity to participate in each of such meetings, (C) to the extent practicable, to give each other reasonable advance notice of all substantive oral communications with any Governmental Entity relating to any Antitrust Laws, (D) if any Governmental Entity initiates a substantive oral communication regarding any Antitrust Laws, to promptly notify the other party of the substance of such communication, (E) to provide each other with a reasonable advance opportunity to review and comment upon all written communications (including any analyses, presentations, memoranda, briefs, arguments, opinions and proposals) with a Governmental Entity regarding any Antitrust Laws and (F) to provide each other with copies of all written communications to or from any Governmental Entity relating to any Antitrust Laws; provided, however, that in no event shall Parent or any of its Affiliates be required to sell, divest or dispose of assets, properties or businesses (including assets, properties or businesses to be acquired by it under this Agreement) having an aggregate value at the time such assets, properties or businesses are proposed to be sold, divested or disposed of, in excess of $2,000,000. Any such disclosures or provision of copies by one party to the other may be made on an outside counsel basis if appropriate. In no event shall Holdings, Parent or Merger Sub be required to (nor will the Company, without Parent’s consent, which may be withheld at Parent’s sole discretion) pay any fee, penalty or other consideration to any third party for any consent or approval required for the consummation of the transactions contemplated by this Agreement under any Contractual Obligation. Nothing in this Section 6.6(a) shall require the Company or its Subsidiaries to take or agree to take any action with respect to its business or operations unless the effectiveness of such agreement or action is conditioned upon the Closing.

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(b)          In the event that any administrative or judicial action or proceeding is instituted (or threatened to be instituted) by a Governmental Entity challenging the Merger, each of Parent, Merger Sub and the Company will cooperate in all respects with each other and will use its commercially reasonable efforts to contest and resist any such action or proceeding and to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Merger.

(c)          Prior to the Closing, each party will use commercially reasonable efforts to obtain any consents, approvals or waivers of third parties with respect to any Contractual Obligations to which it is a party as may be necessary for the consummation of the transactions contemplated by this Agreement or required by the terms of any Contractual Obligation as a result of the execution, performance or consummation of the transactions contemplated by this Agreement; provided, that in no event will the Company or its Subsidiaries be required to pay, prior to the Effective Time, any fee, penalty or other consideration to any third party to obtain any consent, approval or waiver required with respect to any such Contractual Obligation.

Section 6.8.          Proxy Statement; SpinCo Registration Statement; Stockholders’ Meeting.

(a)          The Company will prepare and will cause to be filed with the SEC as promptly as reasonably practicable following the date of this Agreement a proxy statement/prospectus (together with any amendments thereof or supplements thereto, the “Proxy Statement”) relating to the meeting of the Company’s stockholders to be held to consider the adoption and approval of this Agreement, and the Merger, and will use its reasonable best efforts to clear the Proxy Statement with the SEC as soon as reasonably practicable. The Company will include in the Proxy Statement the text of this Agreement, the Fairness Opinion, and the Company Recommendation (unless the Company Board has made a Change of Board Recommendation in compliance with Section 6.4 or terminated this Agreement pursuant to Section 8.3), and will use its reasonable best efforts to respond as promptly as reasonably practicable to any comments by the SEC staff in respect of the Proxy Statement. None of the information included in the Proxy Statement or the Spinco Registration Statement will, at the time the Spinco Registration Statement is declared effective, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, or at the time of the Stockholders’ Meeting, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, that no such covenant will apply to information provided by or on behalf of Parent and Merger Sub for inclusion in the Proxy Statement or the Spinco Registration Statement. The Proxy Statement and the Spinco Registration Statement will comply as to form in all material respects with the provisions of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

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(b)          As promptly as reasonably practicable following the date of this Agreement, each of Parent and Merger Sub will furnish the Company with all information reasonably requested by the Company and required pursuant to the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder to be set forth in the Proxy Statement or the Spinco Registration Statement, as applicable. Parent agrees and covenants that none of the information with respect to Parent or its Subsidiaries supplied or to be supplied by Parent for inclusion in the Proxy Statement or the Spinco Registration Statement will, at the time of the mailing of the Proxy Statement or the Spinco Registration Statement or any amendments or supplements thereto, and at the time of the Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(c)          As promptly as reasonably practicable after the SEC confirms that it has no further comments on the Proxy Statement and the Spinco Registration Statement is declared effective, the Company will mail the Proxy Statement to the holders of Shares as of the Record Date. All documents (including the Proxy Statement and Spinco Registration Statement) that the Company or Spinco is responsible for filing with the SEC in connection with the Merger and the other transactions contemplated hereby will comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act.

(d)          As promptly as reasonably practicable following the date of this Agreement, the Company will cause Spinco to prepare and file the Spinco Registration Statement with the SEC and to register the Spinco Common Stock under the Exchange Act and will use its reasonable best efforts to have the Spinco Registration Statement declared effective by the SEC as promptly as practicable thereafter. The Company will cause Spinco to use its reasonable best efforts to respond as promptly as reasonably practicable to any comments by the SEC staff in respect of the Spinco Registration Statement. The Company will cause Spinco to apply for listing of the Spinco Common Stock on the NASDAQ Global Market and will use its reasonable best efforts to cause the Spinco Common Stock to be approved for listing on the NASDAQ Global Market prior to the Closing Date.

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(e)          The Company shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Proxy Statement, and the Company shall provide Parent with copies of all correspondence between Company and its Representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement or the transactions contemplated hereby. The Company shall use its reasonable best efforts to respond (with the assistance of, and after consultation with, Parent as provided by this Section 6.8(e)) as promptly as practicable to any comments of the SEC with respect to the Proxy Statement. The Company, on behalf of Spinco, shall promptly notify Parent upon the receipt of any comments from the SEC or its staff or any request from the SEC or its staff for amendments or supplements to the Spinco Registration Statement, and the Company shall provide Parent with copies of all correspondence between Spinco and its Representatives, on the one hand, and the SEC and its staff, on the other hand, relating to the Proxy Statement or the transactions contemplated hereby. The Company shall cause Spinco to use its reasonable best efforts to respond (with the assistance of, and after consultation with, Parent as provided by this Section 6.8(e)) as promptly as practicable to any comments of the SEC with respect to the Spinco Registration Statement. If, at any time prior to the Stockholders’ Meeting, any information relating to the Company, Parent or any of their respective Affiliates, officers or directors is discovered by the Company or Parent which should be set forth in an amendment or supplement to the Proxy Statement or the Spinco Registration Statement, so that the Proxy Statement, the Spinco Registration Statement or the other filings shall not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other parties thereof, and an appropriate amendment or supplement describing such information shall be filed with the SEC and, to the extent required by applicable Legal Requirements, disseminated to the stockholders of the Company. Notwithstanding anything to the contrary stated above, (i) prior to filing or mailing the Proxy Statement (including any amendment or supplement thereto) or responding to any comments of the SEC or its staff with respect thereto, the Company shall provide Parent with a reasonable opportunity to review and comment on such documents or responses and shall include comments reasonably proposed by Parent in such documents or responses, and (ii) prior to filing the Spinco Registration Statement (including any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, the Company shall provide Parent with a reasonable opportunity to review and comment on such documents or responses and shall include in such documents or responses comments reasonably proposed by Parent.

(f)          Subject to Section 6.4 hereof, the Company will, as promptly as reasonably practicable following the effectiveness of the Proxy Statement establish a record date (the “Record Date”) for, duly call, give notice of, convene and hold a meeting of its stockholders, for the purpose of voting upon the adoption of this Agreement and approval of the Merger (the “Stockholders’ Meeting”). The Stockholders’ Meeting will be held within forty-five (45) days following the later of the Proxy Statement having been cleared by the SEC and the Spinco Registration Statement having been declared effective by the SEC. The Company will use its reasonable best efforts to solicit from holders of Shares proxies in favor of the adoption of this Agreement and the approval of the Merger and take all other action reasonably necessary or advisable to secure the approval of the stockholders required by the DGCL and any other applicable Legal Requirement and the certificate of incorporation and bylaws (if applicable) to effect the Merger. The obligation of the Company to call, give notice of, convene and hold the Stockholders’ Meeting shall not be affected by a Change of Board Recommendation, unless this Agreement has been terminated pursuant to ARTICLE VIII. The Company shall, upon the reasonable request of Parent, use its reasonable best efforts to advise Parent during the last ten (10) Business Days prior to the date of the Stockholders’ Meeting, as to the aggregate tally of the proxies received by the Company with respect to the Requisite Stockholder Approval. Without the prior written consent of Parent, the adoption of this Agreement and the transactions contemplated hereby (including the Merger) shall be the only matter (other than procedural matters or such matters as required by applicable Legal Requirements) which the Company shall propose to be acted on by the stockholders of the Company at the Stockholders’ Meeting.

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(g)          Parent agrees to vote, or cause to be voted, all of the Shares then beneficially owned by it or Merger Sub in favor of the adoption of this Agreement and the approval of the Merger.

Section 6.9.          Separation. Following the Stockholders’ Meeting and conditioned upon receipt of the Requisite Stockholder Approval, but prior to the Effective Time, the Company will effect the transactions set forth in the Separation Agreement, in accordance with the terms contained therein and the Spinoff Plan.

Section 6.10.         Public Announcements. Each of the Company, Parent and Merger Sub agrees that no press release concerning the transactions contemplated by this Agreement will be issued by such party without the prior consent of the Company and Parent (which consent will not be unreasonably withheld or delayed), except as such release may be required by applicable Legal Requirements or any rule or regulation of the New York Stock Exchange or any other stock exchange to which the relevant party is subject, in which case the party required to make the release will use commercially reasonable efforts to allow each other party reasonable time to comment on such release in advance of such issuance, it being understood that the final form and content of any such release, to the extent so required, will be at the final discretion of the disclosing party. The restrictions of this Section 6.10 will not apply to communications by the Company regarding an Acquisition Proposal or a Change of Board Recommendation.

Section 6.11.         Rule 16b-3. Prior to the Effective Time, the Company will be permitted to take such steps as may be reasonably necessary or advisable to cause dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is subject to Section 16 of the Exchange Act to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 6.12.         Further Assurances. Each of the parties shall do, execute, acknowledge and deliver all such further acts, assurances, deeds assignments, transfers, conveyances and other instruments and papers as may be reasonably required or appropriate to carry out the Merger or the transactions contemplated hereby, including the transactions contemplated by the Separation Agreement. No party will take (or permit its Affiliates to take) any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, result in the conditions to the Merger not being satisfied or prevent, materially delay or materially impede its ability to consummate the Separation, the Merger or the other transactions contemplated by this Agreement or the Separation Agreement, as applicable.

Section 6.13.         No Control of the Company’s Business. Nothing contained in this Agreement will give Parent, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

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Section 6.14.         Operations of the Merger Sub. Prior to the Effective Time, Merger Sub will not engage in any other business activities and will not incur any liabilities or obligations other than as contemplated herein.

Section 6.15.         Certain Tax Matters.

(a)          The parties hereto agree that the Spinco Consideration shall be treated as part of the Merger Consideration paid pursuant to the Merger in partial redemption of the Shares for Tax purposes, and the Company and its Affiliates shall file all Tax Returns and otherwise report consistently with such treatment unless otherwise required pursuant to a “final determination” as defined in Section 1313 of the Code.

(b)          Spinco, the Company, Parent and their Affiliates will cooperate fully and promptly, as and to the extent reasonably requested by any of the other parties, in connection with any Tax matters relating to the Company and its Subsidiaries or Spinco and its Subsidiaries. Such cooperation and information will include agreeing on the valuation of Spinco for Tax reporting purposes, retaining and providing copies of relevant Tax Returns or portions thereof that are reasonably relevant to any such Tax matter and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereby.

(c)          Parent agrees to comply, and to cause its Affiliates to comply, with the provisions set forth in Article X of the Separation Agreement that apply to the Company or a member of the Company Group (as defined in the Separation Agreement).

Section 6.16.          Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Entity in connection with the transactions contemplated hereby or from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby, if the subject matter of such communication or the failure of such party to obtain such consent could be material to the Company, the Surviving Corporation or Parent, (b) any Proceeding commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its Subsidiaries which relate to the transactions contemplated hereby, (c) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause any representation or warranty made by such party contained in this Agreement (i) that is qualified as to materiality or Material Adverse Effect or Parent Material Adverse Effect, as applicable, to be untrue and (ii) that is not so qualified to be untrue in any material respect, and (d) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.16 shall not (A) cure any breach of, or non-compliance with, any other provision of this Agreement or (B) limit the remedies available to the party receiving such notice.

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Section 6.17.         Litigation. Prior to the Effective Time, Parent shall give prompt notice to the Company, and the Company shall give prompt notice to Parent, of any Proceeding commenced or threatened in writing against such party or any of its Affiliates which relate to this Agreement and the transactions contemplated hereby. The Company shall give Parent the opportunity to participate in the defense or settlement of any securityholder Proceeding against the Company and/or its directors relating to the transactions contemplated hereby, and no such settlement shall be agreed to without Parent’s prior consent, which consent shall not unreasonably be withheld, conditioned or delayed.

Section 6.18.         Director Resignations. Prior to the Closing, other than with respect to any directors identified by Parent in writing to the Company two (2) days prior to the Closing Date, the Company shall use its reasonable best efforts to deliver to Parent resignations executed by each director of the Company in office immediately prior to the Effective Time, which resignations shall be effective at the Effective Time.

Section 6.19.         Stock Exchange Delisting. Prior to the Closing Date, the Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things reasonably necessary, proper or advisable on its part under applicable Legal Requirements and the rules and policies of the New York Stock Exchange to enable the delisting by the Surviving Corporation of the Shares from the New York Stock Exchange and the deregistration of the Shares under the Exchange Act as promptly as reasonably practicable after the Effective Time. The Surviving Corporation shall use commercially reasonable efforts to cause the Shares to no longer be quoted on the New York Stock Exchange and deregistered under the Exchange Act as soon as practicable following the Effective Time.

Section 6.20.         Termination of Indebtedness.

(a)          Prior to the Closing, the Company shall provide Parent with (i) customary pay-off letters evidencing the termination of all obligations under, and release of all Encumbrances in connection with, any outstanding third-party Indebtedness (other than Permitted Surviving Indebtedness), subject only to payment of the amounts specified therein in accordance with the terms thereof, (ii) all consents from third parties that may be required under the terms of the Permitted Surviving Indebtedness in connection with the transactions contemplated by this Agreement, and (iii) any additional documentation, including UCC filings, necessary to better evidence or effect the release of any such Encumbrances.

(b)          The Company shall take, and shall cause the Retained Subsidiaries to take, all actions necessary, proper or advisable to unwind and terminate, the derivatives agreements to which it or any of the Retained Subsidiaries is a party on or prior to the Closing. The Company shall, and shall cause the Retained Subsidiaries to, consult with Parent with respect to, and keep Parent informed as to the status of, its efforts to unwind the derivatives agreements and the negotiation of any termination payment or valuation related thereto, as applicable.

(c)          Prior to the Closing Date, the Company shall, and shall cause its Subsidiaries to, at their own expense, execute and file all documents and take all other appropriate actions as reasonably necessary to record with the United States Patent and Trademark Office the release of all previously released Encumbrances on any Company Intellectual Property Registrations.

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(d)          Prior to the Closing Date, the Company shall use its reasonable best efforts to reduce the Indebtedness of the Company and its Subsidiaries below the Target Indebtedness Amount.

Section 6.21.         Financial Statements. From the date of this Agreement until the Closing, the Company will furnish to Parent, (a) as soon as reasonably practicable, but in no event later than fifteen (15) days after the end of each calendar month, monthly financial statements, including an unaudited balance sheet and unaudited combined statements of income, equity and cash flows for each month through the Closing Date, as it may prepare for management’s internal use, (b) as soon as reasonably practicable after the end of each quarter, quarterly financial statements, including an unaudited balance sheet and unaudited combined statements of income, equity and cash flows for each quarter through the Closing Date, as it may prepare for management’s internal use, (c) any update of its outlook for the quarter or the balance of the fiscal year as it may prepare for management’s internal use, and (d) as soon as reasonably practicable after the end of each calendar month, operating or management reports (such reports to be in the form prepared by the Company in the ordinary course of business), in each case, in respect of the OEM Solutions Business for such preceding month.

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Section 6.22.         Financing.

(a)          Each of Holdings, Parent and Merger Sub shall (i) use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange, obtain and consummate the Debt Financing on the terms and conditions described in the Debt Commitment Letter (including, to the extent required in accordance with the terms thereof, the exercise of so-called “flex” provisions in the Fee Letter), including using reasonable best efforts to (A) satisfy on a timely basis all conditions precedent to funding applicable to Parent and Merger Sub in the Debt Commitment Letter and the Financing Agreements to be entered into pursuant thereto and in the Equity Commitment Letter and, upon the satisfaction or waiver of all of the conditions set forth in Sections 7.1 and 7.3, such Commitment Letters and such Financing Agreements, to consummate the Financing no later than the Closing in accordance with Section 2.2, and (B) maintain in full force and effect the Commitment Letters until the funding of the Financing and to negotiate, execute and deliver definitive agreements with respect to such Debt Financing consistent with the terms and conditions contemplated by the Debt Commitment Letter (subject to any applicable “flex” provisions of the Fee Letter) or, if applicable, on terms that are no less favorable to Parent and Merger Sub than the terms contained in the Debt Commitment Letter (taking into account any “flex” provisions applicable thereto) (the “Financing Agreements”), (ii) upon the satisfaction of all conditions precedent to funding in the Debt Commitment Letter and the Financing Agreements, enforce the obligations of the Financing Sources to fund the Debt Financing, and (iii) comply in all material respects with their obligations under the Commitment Letters and the Financing Agreements, to the extent within their control. Upon the reasonable request of the Company, Parent shall reasonably promptly update the Company in reasonable detail of any material developments concerning the status of the Debt Financing. Parent and Merger Sub shall provide the Company, upon reasonable request, with copies of any Financing Agreements and such other information and documentation regarding the Debt Financing as shall be reasonably necessary to allow the Company to monitor the progress of such financing activities. In the event any portion of the Debt Financing becomes unavailable on the terms and conditions contemplated in the Debt Commitment Letter (subject to any applicable “flex” provisions of the Fee Letter), (A) Parent shall notify the Company, and (B) Parent shall use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to arrange to obtain alternative financing from alternative sources (the “Alternative Financing”), upon terms and conditions not less favorable to Parent and Merger Sub than the terms and conditions set forth in the Debt Commitment Letter, in an aggregate amount that, when taken together with the aggregate proceeds contemplated by the Equity Commitment Letter and the available portion of the Debt Financing and cash and cash equivalents available to Parent and Merger Sub, would be sufficient to pay the aggregate Cash Merger Consideration to be paid by Merger Sub at the Closing and any other amounts required to be paid by Parent and Merger Sub at the Closing in connection with the consummation of the transactions contemplated hereby, and to pay all related fees and expenses of Holdings, Parent and Merger Sub required to be paid at the Closing in connection therewith. In the event any Alternative Financing is obtained in accordance with this Section 6.22(a), references in this Agreement to the Debt Financing shall be deemed to refer to such Alternative Financing to the extent the Debt Financing has been replaced thereby, if one or more commitment letters are entered into in connection with such Alternative Financing (such commitment letters, the “Alternative Debt Commitment Letter”), references in this Agreement to the Debt Commitment Letter shall be deemed to refer to the Alternative Debt Commitment Letter to the extent the Debt Commitment Letter has been replaced thereby, and all obligations of Parent, Merger Sub and the Company pursuant to this Section 6.22(a) shall be applicable thereto to the same extent as the obligations of Parent, Merger Sub and the Company with respect to the Debt Financing replaced thereby. None of Holdings, Parent or Merger Sub shall permit or consent to (1) any amendment, supplement or modification to, or any waiver of any provision under, any Commitment Letter if such amendment, supplement, modification or waiver (w) imposes new or additional conditions, or otherwise expands any of the conditions, to the initial funding of the Financing at Closing from those set forth therein on the date hereof, (x) would reasonably be expected to materially and adversely impact the ability of Parent or Merger Sub to enforce its rights against the other parties to the applicable Commitment Letter (provided, that Parent and Merger Sub may replace or amend the Debt Commitment Letter to add lenders, lead arrangers, bookrunners, syndication agents or similar entities that have not executed the Debt Commitment Letter as of the date hereof), (y) would reasonably be expected to materially impair, materially delay or prevent the availability of all or a portion of the Financing or the consummation of the transactions contemplated by this Agreement, or (z) would reduce the aggregate cash amount of the Financing to an amount that, when taken together with other funds available to Parent, Merger Sub and the Surviving Corporation, is not sufficient to pay the aggregate Cash Merger Consideration to be paid by Merger Sub at the Closing and any other amounts required to be paid by Holdings, Parent and Merger Sub at the Closing in connection with the consummation of the transactions contemplated hereby and to pay all related fees and expenses of Holdings, Parent and Merger Sub required to be paid at the Closing in connection therewith, or (2) early termination of the Debt Commitment Letter (other than in connection with Alternative Financing) or the Equity Commitment Letter. Parent shall furnish to the Company a copy of any amendment, modification or waiver of any Commitment Letter following execution thereof, in each case, to the extent entered into prior to the Closing; provided, that any amendment to the Fee Letter may be redacted to the extent permitted under Section 5.11. Parent shall promptly notify the Company in writing (I) of any material breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to give rise to any material breach or default) by any party to any Commitment Letter or Financing Agreement of which Parent obtains knowledge, (II) of the receipt by any of Holdings, Parent, Merger Sub or any of their respective Affiliates or Representatives of any written notice or other written communication from any Financing Source with respect to any actual, threatened or alleged material breach, default, termination or repudiation by any party to any Commitment Letter or any Financing Agreement or any provision of the Financing contemplated pursuant to the Commitment Letters or Financing Agreement (including any proposal by any Financing Source to withdraw, terminate or make a material change in the terms of (including the amount of Financing contemplated by) the Commitment Letters), (III) if for any reason any of Holdings, Parent or Merger Sub believes in good faith that it will not be able to obtain all or any portion of the Financing on the terms, in the manner or from the sources contemplated by the Commitment Letters or the Financing Agreements and (IV) of the termination or expiration prior to Closing of any Commitment Letter or Financing Agreement. As soon as reasonably practicable, Holdings, Parent and Merger Sub shall provide any material information reasonably requested by the Company relating to any of the circumstances referred to in this Section 6.22(a).

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(b)          Prior to the Closing, the Company agrees to use reasonable best efforts to provide, and shall use reasonable best efforts to cause its Subsidiaries and their respective officers, directors, employees, accountants, consultants, investment bankers, legal counsel, agents, financial advisors and other advisors and representatives (collectively the “Representatives”) to provide, all cooperation in connection with the arrangement of the Debt Financing contemplated by the Debt Commitment Letter as may be reasonably requested by Parent, including: (i) furnishing Parent and the Commitment Parties, as promptly as practicable, with the Required Bank Information and all other available pertinent information and disclosures relating to the Company and its Subsidiaries (including businesses, operations, financial projections and prospects) as may be reasonably requested by Parent in order to consummate the Debt Financing; (ii) participating in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as arrangers or agents for, and prospective lenders and purchasers of, the Debt Financing and senior management and representatives (with appropriate seniority and expertise) of the Company and its Subsidiaries), presentations, road shows, drafting sessions, due diligence sessions and sessions with prospective lenders and investors and ratings agencies in connection with the Debt Financing; (iii) assisting Parent and the Commitment Parties in the preparation of any offering documents, private placement memoranda, lender presentations, bank information memoranda, materials for rating agency presentations, projections and similar documents reasonably required in connection with the Debt Financing (including the execution and delivery of customary representation or authorization letters (the “Authorization Documents”)); (iv) facilitating the execution and delivery at the Closing of definitive documents related to the Debt Financing on the terms contemplated by the Debt Commitment Letter and which will become effective at or after the Effective Time and, to the extent reasonably requested by Parent, making available appropriate members of the Company’s senior management to assist in the negotiation of any such agreements and other documents and instruments; (v) facilitating the providing of guarantees and the granting of security interests (and perfection thereof) in collateral and the obtaining of environmental assessments, third-party consents, surveys and title insurance at the sole expense of, and as reasonably requested by, Parent; provided, that no perfected security interest, pledge or guarantee shall be effective until the Effective Time; (vi) requesting from the Company’s existing lenders such consents, approvals, authorizations and instruments which may be reasonably requested by Parent in connection with the Debt Financing and collateral arrangements, including customary payoff letters, lien terminations, instruments of termination or discharge to be delivered at the Closing providing for the payoff, discharge and termination on the Closing Date of all Indebtedness contemplated by the Debt Commitment Letter to be paid off, discharged and terminated on the Closing Date; (vii) providing to Parent and the Commitment Parties all documentation and other information required by regulatory authorities with respect to the Company and its Subsidiaries under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act, in any case as is requested in writing by Parent at least ten (10) Business Days prior to the Closing Date; and (viii) obtaining legal opinions, landlord and mortgagee waivers, bailee letters and similar documents customary for financings similar to the Debt Financing. The Company further agrees to supplement reasonably promptly the information provided pursuant to this Section 6.22(b) to the extent that any such information, to the knowledge of the Company, contains any material misstatement of fact or omits to state any material fact necessary to make such information not misleading in any material respect. Notwithstanding the foregoing, except to the extent of the execution and delivery of the Authorization Documents: (A) such requested cooperation shall not unreasonably interfere with the business or the ongoing operations of the Company and/or the Company’s Subsidiaries; (B) nothing in this Section 6.22(b) shall require cooperation to the extent that it would (1) cause any condition to the Closing set forth in Sections 7.1 or 7.3 to not be satisfied or otherwise cause any breach of this Agreement or (2) reasonably be expected to conflict with or violate the Company’s organizational documents or any Legal Requirement, or result in the contravention of, or result in a violation or breach of, or default under, any Material Contract; (C) prior to the Closing Date, neither the Company nor any of its Subsidiaries shall be required to pay any commitment or other similar fee or incur any other liability or obligation in connection with the financings contemplated by the Debt Commitment Letter except in the case of expenses that are advanced or reimbursed as provided in Section 6.22(c); (D) none of the Company, its Subsidiaries or their respective officers, directors or employees shall be required to execute or enter into, perform or authorize any agreement with respect to the financing contemplated by the Debt Commitment Letter that is not contingent upon the Closing or that would be effective prior to the Closing Date; and (E) nothing shall obligate the Company or any of its Subsidiaries to provide, or cause to be provided, any legal opinion by its counsel, or to provide any information or take any action to the extent it would result in a violation of applicable Legal Requirements. Notwithstanding anything in this Agreement to the contrary, without limiting the Company’s cooperation obligations under this Section 6.22(b) with respect to any Alternative Financing Commitment Letter or Alternative Financing, if (i) Parent seeks to obtain any Alternative Financing Commitment Letter or Alternative Financing, (ii) the cooperation required to be provided pursuant to this Section 6.22(b) in connection with such Alternative Financing Commitment Letter or Alternative Financing is more onerous to the Company than what is required to be provided pursuant to this Section 6.22(b) with respect to the Debt Commitment Letter in effect on the date hereof and without giving effect to any Debt Financing Commitment Letter or the Debt Financing contemplated thereunder (to the extent more onerous, the “Incremental Debt Financing Cooperation”), and (iii) the Company fails to provide any portion of such Incremental Debt Financing Cooperation, then such failure to provide such Incremental Debt Financing Cooperation (A) shall not be deemed to be a breach of this Section 6.22(b) for purposes of Article VIII of this Agreement and (B) shall not be the basis for a determination of non-compliance with clause (a) of the definition of “Marketing Period” (it being understood that this sentence shall in no way apply to the Company’s cooperation obligations under this Section 6.22(b) with respect to any Alternative Financing Commitment Letter or Alternative Financing that does not constitute Incremental Debt Financing Cooperation). The Company hereby consents to the use of its and its Subsidiaries’ logos in connection with the Debt Financing; provided, that such logos are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage the Company or its Subsidiaries.

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(c)          None of the Company, the Company’s Subsidiaries and their respective officers, directors, employees, accountants, legal counsel and other Representatives shall be required to take any action that would subject such Person to actual or potential liability, to bear any cost or expense or to pay any commitment or other similar fee or make any other payment or incur any other liability or provide or agree to provide any indemnity in connection with the Debt Financing or their performance of their respective obligations under this Section 6.22(c), except to the extent contingent upon the Closing and except in the case of costs, expenses or fees, if such amounts are advanced or reimbursed as provided in this Section 6.22(c), and except with respect to the Authorization Documents. Except for the representations and warranties set forth in ARTICLE IV, the Company shall not have any liability to Parent in respect of any financial information or data or other information provided pursuant to this Section 6.22(c). Parent shall indemnify, defend and hold harmless each of the Company, the Company’s Subsidiaries and their respective partners, officers, directors, employees, accountants, legal counsel and other Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them owed to any Financing Source in connection with the Debt Financing and the performance of their respective obligations under this Section 6.22(c) and any information utilized in connection therewith, except to the extent such liabilities or obligations arose out of or resulted from (i) information provided by or on behalf of the Company or any of its respective Subsidiaries or any of its or their respective Representatives or (ii) the gross negligence, fraud, bad faith, willful misconduct or intentional misrepresentation or breach of this Agreement by the Company, any of its Subsidiaries or any of its or their respective Representatives. Parent shall, within thirty (30) days following written request by the Company accompanied by supporting documentation therefor, reimburse the Company and its Subsidiaries for all reasonable and documented out-of-pocket costs and expenses incurred by the Company or its Subsidiaries (including those of its accountants, consultants, external legal counsel, agents and other Representatives) during the period from the date hereof through the date of such request in connection with the cooperation required by Section 6.22(b).

(d)          The Company shall deliver to Parent, prior to the Closing Date, the historical financial statements of the Company and its Subsidiaries identified in clauses (a), (b) and (c) of paragraph 7 of Exhibit D of the Debt Commitment Letter (or any analogous provision in any amendment, modification, supplement, restatement or replacement thereof permitted or required pursuant to Section 6.22(a)).

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ARTICLE VII.
CONDITIONS OF MERGER

Section 7.1.          Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger will be subject to the satisfaction (or waiver by the party entitled to the benefit thereof) at or prior to the Effective Time of each of the following conditions:

(a)          The Requisite Stockholder Approval shall have been obtained and continue to be in full force and effect;

(b)          The Spinco Registration Statement shall have been declared effective by the SEC and shall not be the subject of any stop order or proceedings seeking a stop order, all necessary permits and authorizations under state securities or “blue sky” laws, the Securities Act and the Exchange Act relating to the issuance and trading of shares of Spinco Common Stock shall have been obtained and in effect, such shares of Spinco Common Stock shall have been approved for listing on the NASDAQ Global Market, and the Separation shall have been consummated in accordance with the terms of the Separation Agreement;

(c)          Any applicable waiting period under the HSR Act shall have expired or been terminated; and

(d)          No order, injunction or decree issued by any Governmental Entity of competent jurisdiction preventing the consummation of the Merger will be in effect, and no statute, rule, regulation, order, injunction or decree will have been enacted, entered, promulgated or enforced (and still be in effect) by any Governmental Entity that prohibits or makes illegal consummation of the Merger.

Section 7.2.          Additional Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to consummate the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

(a)          Each of Holdings, Parent and Merger Sub will have performed in all material respects all obligations and complied in all material respects with all covenants required to be performed or complied with by it under this Agreement prior to the Effective Time;

(b)          (i) The representations and warranties of Parent and Merger Sub contained in Section 5.1 (Organization), Section 5.2 (Authority) and Section 5.6 (Brokers) shall be true and correct in all respects as of the date of this Agreement and at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (ii) all other representations and warranties of Parent and Merger Sub contained in ARTICLE V shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct (with giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) has not had and would not reasonably be expected to have a Parent Material Adverse Effect; and

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(c)          Parent and Merger Sub shall have delivered to the Company a certificate, dated as of the Closing Date, of senior officers of Parent and Merger Sub certifying to the effect that the conditions set forth in subsections (a) and (b) of this Section 7.2 have been satisfied.

Section 7.3.          Additional Conditions to Obligation of Merger Sub and Parent to Effect the Merger. The obligation of Parent and Merger Sub to consummate the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

(a)          The Company will have performed in all material respects all obligations and complied in all material respects with all covenants required to be performed or complied with by it under this Agreement prior to the Effective Time;

(b)          (i) The representations and warranties of the Company contained in Section 4.1 (Organization), Section 4.2 (Certificate of Incorporation), Section 4.4 (Authority), Section 4.11(b) (Absence of Certain Changes regarding Material Adverse Effect) and Section 4.21 (Brokers; Certain Fees) shall be true and correct in all respects as of the date of this Agreement and at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), (ii) the representations and warranties of the Company contained in Section 4.3 (Capitalization) shall be true and correct in all respects at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for such inaccuracies as are de minimis in nature and amount, (iii) all other representations and warranties of the Company contained in ARTICLE IV shall be true and correct (without giving effect to any limitation as to “materiality”, “Material Adverse Effect” or similar qualifiers set forth therein) at and as of the Closing as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except, in the case of this clause (iii), where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to “materiality”, “Material Adverse Effect” or similar qualifiers set forth therein) has not had and would not reasonably be expected to have a Material Adverse Effect;

(c)          Since the date of this Agreement, a Material Adverse Effect shall not have occurred;

(d)          There shall not be instituted, pending or threatened in writing any Proceeding initiated by any Governmental Entity challenging or seeking to make illegal, delay materially or otherwise directly or indirectly restrain or prohibit the consummation of the Merger or seeking to obtain material damages in connection therewith;

(e)          Each Transaction Agreement shall have been executed by the parties thereto and shall be in full force and effect, and the covenants set forth therein to be performed prior to the Effective Time shall have been performed in all material respects;

(f)          The Closing Cash shall not be less than the aggregate amount of the exercise price of all Company Equity Awards exercised prior to the Effective Time, and the Minimum Foreign Closing Cash Condition shall have been satisfied.

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(g)          The Separation shall have occurred in accordance with the Spinoff Plan and the Separation Agreement; and

(h)          The Company will have provided to Parent (i) a certificate in accordance with Treasury Regulations Section 1.1445-2(c)(3) to the effect that the equity interests in the Company are not U.S. real property interests within the meaning of Section 897(c) of the Code and (ii) a notice of such certification to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

(i)          As of the Closing Date, the Indebtedness of the Company and its Subsidiaries (not including Spinco and its Subsidiaries) shall not exceed the Maximum Indebtedness Amount.

(j)          The Company shall have delivered to Parent and Merger Sub a certificate, dated as of the Closing Date, of a senior officer of the Company certifying to the effect that the conditions set forth in subsections (a), (b), (c) and (d) of this Section 7.3 have been satisfied.

ARTICLE VIII.
TERMINATION, AMENDMENT AND WAIVER

Section 8.1.          Termination by Mutual Agreement. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by mutual written consent of Parent and the Company.

Section 8.2.          Termination by Either Parent or the Company. This Agreement may be terminated and the Merger may be abandoned by Parent or the Company at any time prior to the Effective Time, by written notice to the other party:

(a)          if any court of competent jurisdiction or other Governmental Entity of competent jurisdiction has issued a final order, decree or ruling or taken any other final action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action has become final and nonappealable; provided, however, that the termination rights provided in this Section 8.2(a) will not be available to any party if such order, decree, ruling or other action was primarily due to the failure of such party to perform any of its obligations under this Agreement, or such party will have failed to use commercially reasonable efforts to oppose any such order, decree, ruling or other action;

(b)          if the Stockholders’ Meeting (including any adjournments or postponements thereof) shall have concluded and the Requisite Stockholder Approval shall not have been obtained; or

(c)          if the Merger is not consummated on or before the Outside Date. The right to terminate pursuant to this Section 8.2(c) shall not be available to any party whose failure to fulfill any obligation under this Agreement materially contributed to the failure of the Merger to be consummated on or before the Outside Date (it being understood that Holdings, Parent and Merger Sub shall be deemed a single party for purposes of this sentence).

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Section 8.3.          Termination by the Company. This Agreement may be terminated and the Merger may be abandoned by the Company at any time prior to the Closing, by written notice to Parent:

(a)          if Holdings, Parent or Merger Sub has breached any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of Parent or Merger Sub has become untrue, in each case, such that the conditions set forth in Section 7.2(a) or Section 7.2(b), as the case may be, could not be satisfied as of the Closing Date; provided, however, that the Company may not terminate this Agreement pursuant to this Section 8.3(a) unless any such breach or failure to be true has not been cured within twenty (20) days after written notice by the Company to Parent informing Parent of such breach or failure to be true, except that no cure period shall be required for a breach which by its nature cannot be cured prior to the Outside Date; and provided, further, that the Company may not terminate this Agreement pursuant to this Section 8.3(a) if the Company is then in breach of this Agreement in any material respect;

(b)          in order to enter into a definitive agreement providing for the implementation of a transaction that is a Superior Proposal, prior to the receipt of the Requisite Stockholder Approval; provided, that the Company has complied with Section 6.4(d) and Section 6.4(e); or

(c)          if (i) the Marketing Period has ended and after the end of the Marketing Period the conditions set forth in Section 7.1 and Section 7.3 (other than those conditions that by their nature are to be satisfied by actions taken at the Closing) have been satisfied, (ii) the Company has irrevocably confirmed that all conditions set forth in Section 7.2 have been satisfied or waived and the Company is ready, willing and able to promptly close the transactions contemplated by this Agreement, (iii) the Company has delivered written notice to Parent after the end of the Marketing Period of the satisfaction or waiver of such conditions and such confirmation, and (iv) the Merger shall not have been consummated within three (3) Business Days after the delivery of such notice.

Section 8.4.          Termination by Parent. This Agreement may be terminated and the Merger may be abandoned by Parent at any time prior to the Closing:

(a)          if the Company has breached any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of the Company has become untrue, in each case, such that the conditions set forth in Section 7.3(a) or Section 7.3(b), as the case may be, could not be satisfied as of the Closing Date; provided, however, that Parent may not terminate this Agreement pursuant to this Section 8.4(a) unless any such breach or failure to be true has not been cured within twenty (20) days after written notice by Parent to the Company informing the Company of such breach or failure to be true, except that no cure period shall be required for a breach which by its nature cannot be cured prior to the Outside Date; and provided, further, that Parent may not terminate this Agreement pursuant to this Section 8.4(a) if Parent is then in breach of this Agreement in any material respect; or

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(b)          if (i) the Company Board shall have effected a Change of Board Recommendation, (ii) a tender offer or exchange offer for Shares that constitutes an Acquisition Proposal is commenced prior to obtaining the Requisite Stockholder Approval and the Company Board fails to recommend against acceptance of such tender offer or exchange offer by its stockholders (including, for these purposes, by taking no position with respect to the acceptance of such tender offer or exchange offer by its stockholders, which shall constitute a failure to recommend against acceptance of such tender offer or exchange offer) within ten (10) Business Days after commencement, (iii) the Company enters into a definitive agreement with respect to any Acquisition Proposal or (iv) the Company fails to include in the Proxy Statement the Company Board Recommendation.

Section 8.5.          Effect of Termination.

(a)          Any termination of this Agreement by Parent pursuant to this ARTICLE VIII will also constitute an effective termination by Merger Sub.

(b)          In the event of termination of this Agreement and the abandonment of the Merger pursuant to this ARTICLE VIII, this Agreement (other than Section 6.3(b), ARTICLE VIII and ARTICLE IX) will become void and of no effect with no liability on the part of any party (or of any of its Representatives); provided, however, that, no such termination will relieve any Person of any liability for damages resulting from any willful or intentional breach of this Agreement, subject to the provisions of Section 8.5(f).

(c)          In the event that:

(i)          this Agreement is terminated by the Company pursuant to Section 8.3(b);

(ii)         this Agreement is terminated by Parent pursuant to Section 8.4(b); or

(iii)        (A) an Acquisition Proposal shall have been made known to the Company or shall have been made directly to its stockholders generally or any Person shall have publicly announced an intention (whether or not conditional or withdrawn) to make an Acquisition Proposal, (B) thereafter, this Agreement is terminated by Parent or the Company pursuant to Section 8.2(b) or Section 8.2(c), or by Parent pursuant to Section 8.4(a) (with respect to a breach of Section 6.4), and (C) the Company enters into a definitive agreement with respect to, or consummates, a transaction contemplated by any Acquisition Proposal within twelve (12) months of the date this Agreement is terminated;

then in any such case, the Company will pay Parent a termination fee of $13,500,000 (the “Termination Fee”), by wire transfer of immediately available funds to the account or accounts designated by Parent. Any payment required to be made (1) pursuant to clause (i) or (ii) of this Section 8.5(c) will be paid promptly (but in any event within two (2) Business Days) following termination of this Agreement and (2) pursuant to clause (iii) of this Section 8.5(c) will be paid promptly (but in any event within two (2) Business Days) following the earlier of the execution of a definitive agreement with respect to, or the consummation of, any transaction contemplated by an Acquisition Proposal. For the avoidance of doubt, the Company will not be required to pay the Termination Fee more than once. For purposes of Section 8.5(c)(iii), “Acquisition Proposal” will have the meaning ascribed thereto in Article I, except that the references in the definition to “twenty percent (20%)” will be replaced by “fifty percent (50%)”. If Parent receives full payment of the Termination Fee pursuant to this Section 8.5(c), the collection of such fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Sub, any of their respective Affiliates or any other person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any Proceeding against the Company or any of its Affiliates arising out of or in connection with this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination.

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(d)          In the event that this Agreement is terminated by the Company or Parent pursuant to Section 8.2(b), then the Company shall pay Parent or its designees, as promptly as possible (but in any event within two (2) Business Days) following the delivery by Parent of an invoice for all documented out-of-pocket fees and expenses incurred by Parent, Merger Sub and their respective Affiliates in connection with the transactions contemplated by this Agreement, including the Financing (the “Parent Expenses”), an amount in cash equal to the lesser of the Parent Expenses and $1,000,000. Payment of any amounts required to be paid pursuant to this Section 8.5(d) shall not relieve the Company of any subsequent obligation to pay the Termination Fee pursuant to Section 8.5(c).

(e)          In the event that:

(i)          this Agreement is terminated by the Company pursuant to Section 8.3(a); or

(ii)         this Agreement is terminated by the Company pursuant to Section 8.3(c);

then in any such case, if at such time, all conditions to Parent’s and Merger Sub’s obligations to consummate the Merger Shall have been satisfied (other than those conditions that by their nature are expected to be satisfied as of the Closing or by actions taken at the Closing or other conditions that are not satisfied as a result of the events which gave rise to the right to terminate pursuant to this Section 8.5(e)), then Parent shall pay to the Company a termination fee of $27,000,000 (the “Parent Termination Fee”). For the avoidance of doubt, Parent will not be required to pay the Parent Termination Fee more than once. If the Company receives full payment of the Parent Termination Fee pursuant to this Section 8.5(e), the collection of such fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Company in connection with this Agreement, the Debt Commitment Letters, the transactions contemplated hereby and thereby (and the abandonment or termination thereof) or any matter forming the basis for such termination, and neither the Company nor any other Person shall be entitled to bring or maintain any Proceeding against Parent, Merger Sub or any other Parent Related Party arising out of or in connection with this Agreement, the Debt Commitment Letters, any of the transactions contemplated hereby or thereby (or the abandonment or termination thereof) or any matters forming the basis for such termination.

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(f)          Notwithstanding anything to the contrary in this Agreement, but subject to the Company’s rights set forth in Section 9.12, the Company’s right to receive payment of the Parent Termination Fee pursuant to Section 8.5(e) shall be the sole and exclusive remedy of the Company, its Subsidiaries, and the stockholders of the Company against Parent, Merger Sub, or any of their respective former, current or future general or limited partners, stockholders, Financing Sources, managers, members, directors, officers or Affiliates (collectively, the “Parent Related Parties”) for any loss suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amounts none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby (except that Parent also shall be obligated with respect to Section 8.5(g)). Notwithstanding anything to the contrary in this Agreement, but subject to Parent’s rights in Section 9.12, Parent’s right to receive payment from the Company of (i) the Parent Expenses pursuant to Section 8.5(d) and/or (ii) the Termination Fee pursuant to Section 8.5(c) shall be the sole and exclusive remedy of Parent and Merger Sub against the Company and its Subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates (collectively, “Company Related Parties”) for any loss suffered as a result of the failure of the Merger to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amount(s), none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated hereby (except that the Company shall also be obligated with respect to Section 8.5(g)). For the avoidance of doubt, (A) under no circumstances will the Company be entitled to monetary damages in excess of the amount of the Parent Termination Fee, and (B) while the Company may pursue both a grant of specific performance in accordance with Section 9.12 and the payment of the Parent Termination Fee under Section 8.5(d), under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance of the type contemplated by the preceding sentence and any money damages, including all or any portion of the Parent Termination Fee. Notwithstanding anything to the contrary contained herein, no Company Related Party (other than Parent and Merger Sub) shall have any rights or claims against any Financing Source in connection with this Agreement, the Debt Financing or the transactions contemplated hereby or thereby, whether at law or equity, in contract, in tort or otherwise; provided, that following the consummation of the Merger, the foregoing will not limit the rights of the parties to the Debt Financing under any definitive documentation or commitment letter related thereto.

(g)          Each of the parties hereto acknowledge that the agreements contained in this Section 8.5 are an integral part of the transactions contemplated hereby, and that without these agreements, the other parties would not enter into this Agreement; accordingly, if the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 8.5, and, in order to obtain the payment, Parent or the Company, as the case may be, commences legal proceeding which results in a judgment against the other party, with respect to Parent or Merger Sub, or parties, with respect to the Company for the payment set forth in this Section 8.5, such paying party shall pay the other party or parties, as applicable, its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate as published in the Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

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Section 8.6.          Expenses. Each party will bear its own fees and expenses in connection with this Agreement and the transactions contemplated hereby, except that Parent will bear the expenses and costs incurred by the parties hereto in connection with any HSR Act filings which may be required for the consummation of the Merger pursuant to this Agreement.

Section 8.7.          Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time, whether before or after approval of this Agreement by the holders of Shares; provided, however, that after adoption of this Agreement by the holders of Shares, no amendment may be made that by applicable Legal Requirements or applicable rule or regulation of any stock exchange requires the further approval of the holders of Shares without such further approval. This Agreement may not be amended except by an instrument in writing signed by the parties hereto. Notwithstanding anything to the contrary contained herein, neither this Section 8.7 nor Section 8.5(e), Section 8.5(f), Section 9.4, Section 9.5, Section 9.6, Section 9.9 or Section 9.11 (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of such Sections) may be amended, supplemented, modified or waived in a manner that is adverse to the interests of the Financing Sources in any respect without the written consent of the Financing Sources.

Section 8.8.          Waiver. At any time prior to the Effective Time, the Company, on the one hand, and Parent and Merger Sub, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto, and (c) subject to the requirements of applicable Legal Requirements, waive compliance by the other with any of the agreements or conditions contained herein. Any such extension or waiver will be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby. The failure of any party to assert any rights or remedies will not constitute a waiver of such rights or remedies.

ARTICLE IX.
GENERAL PROVISIONS

Section 9.1.          Non-Survival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, will survive the Effective Time, except for (a) those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Effective Time and (b) this ARTICLE IX.

Section 9.2.          Notices. All notices, requests, claims, demands and other communications hereunder will be in writing and will be given (and will be deemed to have been duly given): (i) when delivered, if delivered in Person; (ii) when sent, if sent by email; provided, that receipt of the email is confirmed in writing (including by email); (iii) three (3) Business Days after sending, if sent by registered or certified mail (postage prepaid, return receipt requested); and (iv) one (1) Business Day after sending, if sent by overnight courier, in each case to the respective parties at the following addresses (or at such other address for a party as have been specified by like notice):

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(a)          if to Holdings, Parent or Merger Sub:

TecoStar Holdings, Inc.

c/o Genstar Capital LLC

Four Embarcadero Center

Suite 1900

Attention:   Rob S. Rutledge

Email:         rrutledge@gencap.com

with an additional copy (which will not constitute notice) to:

Weil, Gotshal & Manges LLP

201 Redwood Shores Parkway

Redwood Shores, CA 94065

Attention:   Craig Adas

Email:        craig.adas@weil.com

(b)          if to the Company:

3034 Owen Dr.

Antioch, Tennessee 37013

Attention:  Chief Executive Officer

 General Counsel

Email:         tom.sullivan@symmetrymedical.com

 david.milne@symmetrymedical.com

with an additional copy (which will not constitute notice) to:

Ropes & Gray LLP

1211 Avenue of the Americas

New York, New York 10036

Attention:   James T. Lidbury
Email:         James.Lidbury@ropesgray.com

Section 9.3.          Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, the remaining provisions of this Agreement will be enforced so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the fullest extent possible.

Section 9.4.          Assignment. This Agreement may not be assigned by operation of law or otherwise without the prior written consent of each of the other parties; provided, that Parent and Merger Sub may collaterally assign their rights and remedies under this Agreement and any other agreements entered into in connection with this Agreement to any of the Financing Sources without the consent of any other party. Any purported assignment not permitted under this Section 9.4 shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

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Section 9.5.          Entire Agreement; Third-Party Beneficiaries. This Agreement (including the Company Disclosure Letter and the exhibits, annexes and schedules referred to herein), the Transaction Agreements and the Confidentiality Agreement (a) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof and (b) except for the provisions of Section 6.6 (which is intended for the benefit of the Indemnitees, all of whom are third-party beneficiaries thereof) and the rights granted to the Financing Sources under this Section 9.5 and Section 8.5(e), Section 8.5(f) Section 8.7, Section 9.4, Section 9.6, Section 9.9 and Section 9.11, are not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder, and each of such Sections 8.5(e), 8.5(f), 8.7, 9.4, 9.5, 9.6, 9.9 and 9.11 shall expressly inure to the benefit of the Financing Sources and the Financing Sources shall be entitled to rely on and enforce the provisions of such Sections..

Section 9.6.          Governing Law. This Agreement will be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the choice of law principles thereof; provided, that any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including any dispute arising out of or relating in any way to the Debt Financing or the performance thereof of or the transactions contemplated thereby shall be governed by, and construed in accordance with the laws of the State of New York.

Section 9.7.          Counterparts. This Agreement may be executed and delivered (including by electronic transmission in .PDF format or by facsimile transmission) in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

Section 9.8.          Performance Guaranty.

(a)          Holdings hereby guarantees the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations, covenants, terms, conditions and undertakings of Parent and Merger Sub under this Agreement in accordance with the terms hereof.

(b)          Parent hereby guarantees the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations, covenants, terms, conditions and undertakings of Merger Sub under this Agreement in accordance with the terms hereof.

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Section 9.9.          Jurisdiction. Each of the parties hereto hereby (a) expressly and irrevocably submits to the exclusive personal jurisdiction of the state courts of the State of Delaware or the United States District Court for the District of Delaware in the event any dispute arises out of this Agreement or the Merger, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it will not bring any action or proceeding relating to this Agreement or the Merger in any court other than the state courts of the State of Delaware or the United States District Court for the District of Delaware; provided, that each of the parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by such court in any other court or jurisdiction. Notwithstanding the foregoing, each party hereto hereby (i) agrees that it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Sources in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Financing or the performance thereof or the transactions contemplated thereby, in any forum other than exclusively in the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and appellate courts thereof), (ii) submits for itself and its property with respect to any such action to the exclusive jurisdiction of such courts, (iii) agrees that service of process, summons, notice or document by registered mail addressed to it at its address provided in Section 9.2 shall be effective service of process against it for any such action brought in any such court, (iv) waives and hereby irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of, and the defense of an inconvenient forum to the maintenance of, any such action in any such court and (v) agrees that a final judgment in any such action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 9.10.         Service of Process. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in Section 9.9 in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 9.2. However, the foregoing will not limit the right of a party to effect service of process on the other party by any other legally available method.

Section 9.11.         Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY DISPUTE DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, INCLUDING AGAINST ANY FINANCING SOURCE ARISING OUT OF OR BASED UPON THIS AGREEMENT, ANY TRANSACTION CONTEMPLATED HEREBY OR THE AVAILABLE FINANCING OR THE PERFORMANCE OF SERVICES UNDER THE DEBT COMMITMENT LETTER. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF A DISPUTE, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER TRANSACTION AGREEMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

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Section 9.12.         Specific Performance. Each party acknowledges and agrees that, in the event of any breach of this Agreement, the other parties would be irreparably and immediately harmed and could not be made whole by monetary damages. Subject to the following sentence and Section 8.5(f), the parties acknowledge and agree that the parties shall be entitled to an injunction or injunctions, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled under this Agreement. Notwithstanding the foregoing, it is explicitly agreed and acknowledged that the Company shall be entitled to specific performance solely in respect of Parent’s and Merger Sub’s obligations to cause the amounts committed to be funded under the Equity Commitment Letter to be funded and to consummate the Merger only in the event that each of the following conditions has been satisfied: (i) all of the conditions set forth in Section 7.1 and Section 7.3 (other than those conditions that by their terms or nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions at the Closing) have been satisfied as of the time when the Closing is required to have occurred pursuant to Section 2.2; (ii) the Marketing Period shall have occurred and been completed; (iii) the Debt Financing (including any alternative financing that has been obtained in accordance with, and satisfies the conditions of, this Agreement) has been funded in accordance with the terms thereof or will be funded in accordance with the terms thereof at the Closing if the Equity Financing is funded at the Closing; and (iv) the Company has irrevocably confirmed in a written notice delivered to Parent that the Closing will occur if the Equity Financing and the Debt Financing are funded. The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 9.12 shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 9.13.         Investigation by Parent and Merger Sub. Each of Parent and Merger Sub has conducted its own independent review and analysis of the businesses, assets, condition, operations, financial condition and prospects of the Company and the Retained Subsidiaries. In entering into this Agreement, each of Parent and Merger Sub has relied solely upon its own investigation and analysis, and each of Parent and Merger Sub acknowledges that, except for the representations and warranties of the Company expressly set forth in ARTICLE IV, none of the Company or its Subsidiaries nor any of their respective Representatives makes any representation or warranty, either express or implied, as to the accuracy or completeness of any of the information provided or made available to Parent or Merger Sub or any of their Representatives. Without limiting the generality of the foregoing, none of the Company or its Subsidiaries nor any of their respective Representatives or any other Person has made a representation or warranty to Parent or Merger Sub with respect to (A) any projections, estimates or budgets for the Company or its Subsidiaries or (B) any materials, documents or information relating to the Company or its Subsidiaries made available to each of Parent or Merger Sub or their Representatives in any “data room,” confidential memorandum, other offering materials or otherwise, except as expressly and specifically covered by a representation or warranty set forth in ARTICLE IV.

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Section 9.14.         Interpretation.

(a)          Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and will not affect in any way the meaning or interpretation of this Agreement. When reference is made in this Agreement to a Section, such reference will be to a section of this Agreement unless otherwise indicated.

(b)          Calculation of Time Period. When calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(c)          Dollars. Any reference in this Agreement to “$” shall mean U.S. dollars.

(d)          Including. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.”

(e)          Hereof. The words “hereof,” “herein,” “hereby,” “hereto” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement.

(f)          Or. Where the context permits, the word “or” will mean “and/or”.

(g)          Gender and Number. Whenever used in this Agreement, any noun or pronoun will be deemed to include the plural as well as the singular and to cover all genders.

(h)          Negotiation and Drafting. This Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

(i)          Ordinary Course. Any reference in this Agreement to “ordinary course” or “ordinary course of business” shall be deemed to mean “ordinary course of business consistent with past practice.”

[Remainder of Page Left Blank Intentionally]

74

IN WITNESS WHEREOF, each of Holdings, Parent, Merger Sub and the Company has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

TECOSTAR HOLDINGS, INC.

By:	/s/Rob S. Rutledge
Name:	Rob S. Rutledge
Title:	President and Treasurer

Signature Page to Agreement and Plan of Merger

IN WITNESS WHEREOF, each of Holdings, Parent, Merger Sub and the Company has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

TECOMET INC.

By:	/s/William Dow
Name:	William Dow
Title:	Chief Executive Officer

Signature Page to Agreement and Plan of Merger

IN WITNESS WHEREOF, each of Holdings, Parent, Merger Sub and the Company has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

TECOSYM INC.

By:	/s/Rob S. Rutledge
Name:	Rob S. Rutledge
Title:	President and Treasurer

Signature Page to Agreement and Plan of Merger

IN WITNESS WHEREOF, each of Holdings, Parent, Merger Sub and the Company has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

SYMMETRY MEDICAL INC.

By:	/s/Thomas J. Sullivan
Name:	Thomas J. Sullivan
Title:	President and Chief Executive Officer

Signature Page to Agreement and Plan of Merger